Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
FINN HOLDING CORPORATION,
FINN MERGER CORPORATION
and
AMERICAN COMMERCIAL LINES INC.
Dated as of October 18, 2010

i

ii

iii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 18, 2010 by and among Finn Holding Corporation, a Delaware corporation (“Parent”), Finn Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and American Commercial Lines Inc., a Delaware corporation (the “Company”). Capitalized terms that are used in this Agreement and not otherwise defined shall have the respective meanings ascribed thereto in Article IX.
RECITALS:
     WHEREAS, the Company Board, acting upon the recommendation of a committee of the Company Board consisting only of independent directors of the Company (the “Special Committee”), has (i) approved, and declared advisable, this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement, and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and
     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, GVI Holdings, Inc. and certain of its Affiliates are entering into a voting agreement with Parent and the Company in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, among other things, and subject to the terms and conditions contained therein, each of them has agreed to vote the shares of Company Common Stock owned by them for approval of the transactions contemplated hereby;
     WHEREAS, each of the board of directors of Parent and the board of directors of Merger Sub have (i) approved, and declared advisable, this Agreement providing for the Merger, and (ii) approved their respective execution and delivery of this Agreement, performance of their respective covenants and other obligations hereunder and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Platinum Equity Capital Partners II, L.P., a Delaware limited partnership (the “Guarantor”) has entered into a guarantee, dated as of the date hereof (the “Guarantee”), in favor of the Company with respect to certain obligations and liabilities of Parent and Merger Sub arising under, or in connection with, this Agreement upon the terms and subject to the conditions set forth in this Agreement and the Guarantee;
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company. At the Effective Time and as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger. The Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
     1.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger relating to the Merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL (the time of such filing with the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
     1.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Latham & Watkins, LLP, 885 Third Avenue, New York, New York, 10022, at 10:00 a.m. (New York City time) on the third (3rd) Business Day after the later to occur of (x) the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of those conditions at such time) and (y) the final day of the Marketing Period or (in the case of this clause (y)) such earlier date as may be specified by Parent by written notice to the Company, or in any case at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”
     1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5 Certificate of Incorporation and Bylaws.
          (a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company (the “Certificate of Incorporation”) shall be amended as of the Effective Time to read in its entirety in the form of the certificate of incorporation attached hereto as Exhibit B, and, as so amended, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided that any such amendment shall be subject to the provisions of Section 5.10(a).
          (b) Bylaws. The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall, from and after the Effective Time, be amended in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws; provided that (i) any such amendment shall be subject to the provisions of Section 5.10(a) and (ii) prior to the Closing, Parent will cause the bylaws of Merger Sub to be amended to the extent necessary to cause them to meet the requirements of Section 5.10(a).
     1.6 Directors and Officers.
          (a) Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
          (b) Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
     1.7 Effect on Capital Stock.
          (a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:
               (i) each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $33.00 (the “Per Share Price”), without interest thereon; and

               (ii) each share of Company Common Stock that is held by the Company as treasury stock or owned by Parent or Merger Sub, or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub (other than Intermediate Holdco), in each case immediately prior to the Effective Time (“Owned Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor, and each share of Company Common Stock that is held by Intermediate Holdco or any direct or indirect wholly owned Subsidiary of the Company (if any) shall remain outstanding and shall become that number of shares of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of the Surviving Corporation as the number of shares of Company Common Stock held by such Company Subsidiary bore to the aggregate number of outstanding shares of Company Common Stock immediately prior to the Effective Time; and
               (iii) each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub shall thereafter represent ownership of shares of common stock of the Surviving Corporation.
          (b) Adjustment to Per Share Price. The Per Share Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, but excluding, for the avoidance of doubt, the granting or other issuance of Company RSU Awards and Company Options in accordance with this Agreement), reorganization, recapitalization, reclassification, combination, exchange of shares, issuer tender or exchange offer, or other like change or transaction with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, in each case which is effected in accordance with or otherwise permitted by the terms of this Agreement.
          (c) Dissenting Shares.
               (i) Notwithstanding any provision of this Agreement to the contrary, subject to Section 1.7(c)(ii), any shares of Company Common Stock held by a holder who has properly exercised appraisal rights for such shares pursuant to Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost or failed to perfect such appraisal rights (“Dissenting Shares”) shall not be converted into or represent a right to receive the Per Share Price pursuant to Section 1.7(a), but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Company or of a stockholder of Parent.
               (ii) Notwithstanding the provisions of Section 1.7(c)(i), if any holder of shares of Company Common Stock who demands appraisal for such shares in accordance with the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Per Share Price as set forth in Section 1.7(a), without any interest thereon.
               (iii) The Company shall give Parent (A) prompt notice of any written demands for appraisal rights of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for appraisal rights and (B) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal rights of Company Common Stock or offer to settle or settle any such demands.
          (d) Company Stock-based Awards.
               (i) Except as provided in Section 1.7(d)(iii), at the Effective Time and without any action on the part of the holders thereof, each then-outstanding Company RSU Award, whether or not vested and without regard to any performance criteria set forth therein, shall be canceled and converted into the right to receive from the Surviving Corporation an amount (less any applicable withholding tax) in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time and (y) the Per Share Price (such product, the “RSU Consideration”). Parent shall, or shall cause the Company to, pay to holders of Company RSU Awards the RSU Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments, as soon as reasonably practicable following the Effective Time.
               (ii) Except as provided in Section 1.7(d)(iii), at the Effective Time and without any action on the part of the holders thereof, each then-outstanding Company Option, whether or not vested, shall be cancelled, and (A) in the case of any Company Option having a per share exercise price less than the Per Share Price (an “In-the-Money Option”), be converted into the right to receive from the Surviving Corporation, for each share of Company Common Stock subject to such In-the-Money Option immediately prior to the Effective Time, an amount (less any applicable withholding tax) in cash equal to the product of (x) the number of shares of Company Common Stock subject to such In-the-Money Option immediately prior to the Effective Time and (y) the amount by which the Per Share Price exceeds the per share exercise price of such In-the-Money Option (such product, the “Option Consideration”), or (B) in the case of any Company Option having a per share exercise price equal to or greater than the Per Share Price, no cash shall be paid nor other securities or consideration issued in respect thereof. Parent shall, or shall cause the Company to, pay to each holder of In-the-Money Options the Option Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments, as soon as reasonably practicable following the Effective Time.
               (iii) Unless, prior to the Effective Time, Parent elects for Sections 1.7(d)(i) and 1.7(d)(ii) to apply, at the Effective Time and without any action on the part of the holders thereof, each Company Option and Company RSU Award that is outstanding immediately prior to the Effective Time and is set forth on Section 1.7(d)(iii) of the Company Disclosure Schedule (each an “Assumed Award”) shall be assumed or substituted by Parent and converted automatically at the Effective Time into an option or restricted stock unit award, as the case may be, denominated in shares of common stock of Parent (“Parent Common Stock”) and with other terms and conditions substantially similar to those of the related Company Option or Company RSU Award, as the case may be, except that the receipt of Parent Common Stock from such Assumed Award shall be conditioned on the holder executing and delivering to Parent a stockholders’ agreement in the form prepared by Parent and (i) the number of shares of Parent Common Stock subject to each such Assumed Award shall be determined by multiplying the number of shares of Common Stock subject to such Assumed Award immediately prior to the Effective Time by the Exchange Ratio (rounded down to the nearest whole share) and (ii) if applicable, the exercise price per share of Parent Common Stock (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise price for the shares of Common Stock otherwise purchasable pursuant to such Assumed Award immediately prior to the Effective Time divided by (y) the Exchange Ratio. The “Exchange Ratio” shall be equal to the quotient of (1) the Per Share Price, divided by (2) the fair market value of a share of Parent Common Stock immediately following the Effective Time, as determined by Parent consistent with the price paid by the Affiliates of Parent for (including contributions by such Affiliates with respect to) a share of Parent Common Stock. For the avoidance of doubt, unless, prior to the Effective Time, Parent elects for Sections 1.7(d)(i) and 1.7(d)(ii) to apply, no Assumed Award shall be entitled to consideration pursuant to Sections 1.7(d)(i) or 1.7(d)(ii). It is the intention of the parties that the assumption of the Assumed Awards that are stock options be performed in a manner that is in compliance with the adjustment requirements of Section 409A of the Code. Notwithstanding anything in an award agreement or in the Company’s equity incentive plans to the contrary, any holder of an Assumed Award shall, subject to such holder executing and delivering to Parent a stockholders’ agreement in the form prepared by Parent, be entitled to satisfy his or her income tax withholding obligations with respect to the exercise or vesting, as the case may be, of an Assumed Award and payment of the exercise price, if applicable, by the surrender of shares of Common Stock otherwise purchasable or deliverable upon such exercise or vesting.
               (iv) Prior to the Effective Time, the Company shall use its commercially reasonable efforts to take such actions as may be necessary to give effect to the transactions contemplated by this Section 1.7(d), including by delivering to the holders of Company RSU Awards and the holders of Company Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.
     1.8 Exchange of Certificates.
          (a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).
          (b) Exchange Fund. At the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article I, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock become entitled under this Article I (but not, for the avoidance of doubt, payments with respect to Dissenting Shares or payments to which holders of Company RSU Awards and holders of Company Options become entitled, which Parent shall pay, or cause to be paid, in accordance with Section 1.7(d)). From time to time after the Effective Time, if any Dissenting Shares lose their status as Dissenting

Shares, and are converted into the right to receive the Per Share Price in accordance with Section 1.7(c)(ii), Parent shall deposit (or cause to be deposited) with the Payment Agent additional funds equal to the product of (x) the number of such former Dissenting Shares multiplied by (y) the Per Share Price (less any applicable withholding Tax). Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent (such cash being referred to herein as the “Exchange Fund”) as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any income from investment of the Exchange Fund, which shall be in accordance with the terms of this Agreement, will be payable to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to make prompt cash payment under Section 1.7(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments under Section 1.7(a).
          (c) Payment Procedures. Promptly following the Closing Date (but in no event more than three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of this Article I. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash, payable by check or wire transfer of immediately available Funds to an account designated by such holder, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash, payable by check or wire transfer of immediately available Funds to an account designated by such holder, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated

Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 1.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to the provisions of this Article I.
          (d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer (and after compliance with any other procedures reasonably required by the Payment Agent or the Surviving Corporation to evidence and effect such transfer and to evidence payment of any applicable Taxes) and the Person requesting such payment has paid to Parent (or any agent designated by Parent) or the Surviving Corporation any transfer or other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.
          (e) Required Withholding. Notwithstanding anything to the contrary in this Agreement, each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company RSU Awards and Company Options such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (g) Distribution of Exchange Fund to the Surviving Corporation. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of

Company Common Stock for exchange pursuant to the provisions of this Section 1.8 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for any claim to the applicable Per Share Price to which such holders may be entitled pursuant to the provisions of this Article I.
     1.9 No Further Ownership Rights in Company Common Stock. Except as provided in Section 1.7(a)(ii), from and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Uncertificated Shares or a Certificate theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with the provisions of Section 1.7 (or otherwise, in respect of Dissenting Shares, the right to receive consideration in accordance with Section 1.7(c)). The Per Share Price paid in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I. Without limiting the foregoing, no dividends or distributions with respect to the capital stock of the Company with a record date on or after the Effective Time shall be paid to the holders of any outstanding Certificates or Uncertificated Shares.
     1.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 1.7; provided, however, that Parent may, in its sole discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     1.11 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Company, Parent and Merger Sub shall cause their respective directors and officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”), or (ii) except with respect to any representation or warranty in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.12(b), 2.23, 2.27, 2.28 or 2.29, as disclosed in any Company SEC Reports (including through incorporation by reference therein) filed by the Company with the SEC, and publicly available, prior to the date hereof (to the extent it is reasonably apparent that any such disclosure set forth in the Company SEC Reports would qualify the representations and warranties contained herein, and excluding any risk factor disclosures or other cautionary, predictive or forward-looking disclosures contained therein), the Company hereby represents and warrants to Parent and Merger Sub as follows:
     2.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the Certificate of Incorporation and bylaws of the Company, each as amended to date. As of the date hereof, the Company is not in material violation of the Certificate of Incorporation or its bylaws.
     2.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to receiving the Requisite Stockholder Approval, to consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and thereunder or, subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     2.3 Company Board Approval. The Company Board, acting upon the unanimous recommendation of the Special Committee, has unanimously (subject to the abstention of the Company’s Chief Executive Officer) (a) approved and declared advisable this Agreement and the Voting Agreement and the consummation of the Merger upon the terms and subject to the conditions set forth herein, (b) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger upon the terms and conditions set forth herein, and (c) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).
     2.4 Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable Law, the Certificate of Incorporation and the Company’s bylaws to adopt this Agreement and consummate the Merger.
     2.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and thereunder and (subject to obtaining the Requisite Stockholder Approval) the consummation of the Merger, do not and will not (a) violate or conflict with any provision of the Certificate of Incorporation or bylaws of the Company, or the comparable governing documents of any of the Company’s Subsidiaries, except, in the case of those Subsidiaries that are not Significant Subsidiaries, as would not have, individually or in the aggregate, a Company Material Adverse Effect, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract, (c) assuming compliance with the matters referred to in Section 2.6, violate or conflict with any Law or order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, or (d) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens that would not have, individually or in the aggregate, a Company Material Adverse Effect.
     2.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and thereunder or the consummation of the Merger, except (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (d) such additional Consents the failure of which to make or obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.
     2.7 Company Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 50,000,000 (fifty million) shares of Company Common Stock, and (ii) 5,000,000 (five million) shares of Company Preferred Stock. As of the close of business on October 6, 2010 (the “Capitalization

Date”): (A) 16,052,774 shares of Company Common Stock were issued and outstanding, (B) 3,210,897 shares of Company Common Stock were held by the Company as treasury shares, and (C) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Stock Options granted under a Company Stock Plan and pursuant to Company RSU Awards, in each case, in accordance with the terms thereof as in effect on the date hereof.
          (b) The Company has authorized 1,146,055 shares of Company Common Stock for issuance under the Company Stock Plans, of which 1,023,401 shares of Company Common Stock have been reserved for issuance pursuant to outstanding grants under Company Stock Plans. As of the close of business on the Capitalization Date, there were outstanding Company RSU Awards related to 381,046 shares of Company Common Stock and outstanding Company Options to purchase 642,355 shares of Company Common Stock, and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company RSU Awards or Company Options. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.
          (c) Except as set forth in this Section 2.7, and subject to Article XI (Citizenship of Stockholders, Officers and Directors) of the Certificate of Incorporation, as of the date hereof there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights or arrangements to acquire from the Company, or that obligate or commit the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), together with the capital stock of the Company, being referred to collectively as “Company Securities”), (vi) no voting trusts, proxies or other similar agreements or understandings to which Company is a party or by which the Company is bound with respect to the voting of any Company Securities, (vii) no obligations or commitments of any character restricting the transfer of any Company Securities to which the Company is bound, and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, other than the Company’s right to withhold shares of Company Common Stock in connection with the vesting or exercise of Company RSU Awards and Company Options. There are no accrued and unpaid dividends with respect to any outstanding Company Securities.
          (d) Neither the Company nor any of its Subsidiaries is a party to any Contract currently in force relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights, co-sale rights, or rights of first refusal or other similar rights with respect to any securities of the Company.
     2.8 Subsidiaries.
          (a) Section 2.8(a) of the Company Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization and capitalization of each Subsidiary of the Company as of the date hereof. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of each of the Subsidiaries of the Company. None of the Subsidiaries of the Company is in material violation of its certificate of incorporation, bylaws or other constituent documents.
          (b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized and validly issued and is fully paid and nonassessable and (ii) is wholly owned, directly or indirectly, by the Company, beneficially and of record, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent any Subsidiary of the Company from conducting its business as of the Effective Time in substantially the same manner such businesses are conducted on the date hereof.
          (c) Except for the capital stock and other equity or voting interests set forth in Section 2.8(a) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person. Except as set forth on Section 2.8(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has entered into any commitment, arrangement or other Contract, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make any investment in any Person.

     2.9 Company SEC Reports. Since January 1, 2009, the Company has filed or furnished on a timely basis all forms, reports and documents with the SEC that have been required to be filed or furnished by it under applicable Law (all such forms, reports and documents, together with all exhibits and schedules thereto, filed or furnished since such time, including after the date hereof, the “Company SEC Reports”). Each Company SEC Report complied as of its filing or furnishing date, or as of its last date of amendment, in all material respects as to form with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date such Company SEC Report was filed or furnished. True and correct copies of all Company SEC Reports filed or furnished prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing or furnishing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary to be stated in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports. Except as set forth on Section 2.9 of the Company Disclosure Schedule, since January 1, 2009 the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of Nasdaq.
     2.10 Company Financial Statements.
          (a) The consolidated financial statements of the Company and its Subsidiaries included or incorporated by reference into the Company SEC Reports (including the related notes and schedules) (i) complied, as of their respective filing dates with the SEC, in all material respects as to form with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal and recurring year-end adjustments). There are no unconsolidated Subsidiaries of the Company.
          (b) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s SEC Reports and other public disclosure documents. The Company has established and maintains, adheres to and enforces a system of internal accounting controls that is designed in all material respects to provide reasonable assurance regarding the reliability of financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) and the preparation of financial statements in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors, has identified or been made aware of, in respect of any fiscal year beginning on or after January 1, 2009, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, or (ii) fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2009, neither the Company nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that the Company or its Subsidiaries has engaged in questionable accounting or auditing practices.
     2.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than (a) liabilities reflected or otherwise reserved against in the consolidated balance sheet (and the related notes thereto) of the Company, as of June 30, 2010, included in the Company SEC Reports, (b) liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2010, and (d) liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect.
     2.12 Absence of Certain Changes. Since December 31, 2009 through the date of this Agreement, (a) except for actions expressly contemplated by this Agreement or disclosed in the Company SEC Reports filed since December 31, 2009 (other than any risk factor disclosures or other cautionary, predictive or forward-looking disclosures contained therein), the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, (b) there has not been or occurred any Company Material Adverse Effect and (c) since June 30, 2010, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of Sections 4.2(a), 4.2(b), 4.2(d), 4.2(e), 4.2(f), 4.2(j), 4.2(k), 4.2(l), 4.2(n) or (with respect to the foregoing) 4.2(o).
     2.13 Material Contracts.
          (a) Except for those agreements and other documents (i) filed or incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, (ii) set forth in Section 2.13 of the Company Disclosure Schedule, and (iii) the July 26, 2010 engagement letter signed by the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as of the date of this Agreement neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (B) that restricts in any material respect the conduct of business by the Company or any of its Subsidiaries or its or their ability to compete in any line of business, industry or geographical area or granting material exclusive rights to the counterparty thereto; (C) the loss of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (D) that has aggregate future sums due from the Company or any of its Subsidiaries, taken as a whole, during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement in excess of $2,500,000 (two million five hundred thousand dollars); (E) having the effect of providing that the consummation of the Merger or the execution, delivery, performance or effectiveness of this Agreement, or the consummation of the Merger, will give rise under such Contract to any increased or accelerated material rights of an employee of the Company or any of its Subsidiaries; (F) involving any joint venture, legal partnership or similar arrangement; (G) relating to Indebtedness in excess of one million dollars ($1,000,000) individually or five million dollars ($5,000,000) in the aggregate; (H) that is a Lease involving individual annual payments in excess of two hundred fifty thousand dollars ($250,000) or obligations continuing for more than three (3) years from the date of this Agreement; (I) that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries; (J) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price in excess of five hundred thousand dollars ($500,000); (K) with any Affiliate or that would be required to be disclosed by Section 404(a) of Regulation S-K under the Exchange Act; (L) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company and its Subsidiaries, taken as a whole, and (y) entered into in the ordinary course of business consistent with past practice; (M) containing any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business consistent with past practice; (N) (i) entered into after January 1, 2010 (or pursuant to which the Company or any of its Subsidiaries has a continuing “earn out” or other contingent payment obligation), or not yet consummated, for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests or (other than in the ordinary course of business) assets of any Person for aggregate consideration under such Contract in excess of five hundred thousand dollars ($500,000) individually, or two million five hundred thousand dollars ($2,500,000) in the aggregate or (ii) for any disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests or (other than in the ordinary course of business) assets of any Person, pursuant to which the Company or any of its Subsidiaries has continuing contingent payment or indemnification obligations; (O) with any customer of the Company or any Subsidiary or any other Person pursuant to which the Company and its Subsidiaries would reasonably expect to receive aggregate payments in excess of five million dollars ($5,000,000) in any calendar year; (P) with any supplier of the Company or any Subsidiary or any other Person pursuant to which the Company and its Subsidiaries reasonably expect to make aggregate payments in excess of five million dollars ($5,000,000) in any calendar year; (Q) that is a material intellectual property license agreement; (R) that is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien (other than Permitted Liens) on any material property or asset of the Company or any Subsidiary thereof; (S) that is a Collective Bargaining Agreement, or (T) with any director, officer or employee of the Company or any of its Subsidiaries which provides total annual compensation of one hundred fifty thousand dollars ($150,000) or greater to such director, officer or employee or that cannot be terminated without the Company and its Subsidiaries, in the aggregate, incurring a liability of fifty thousand dollars ($50,000) or greater. Each Contract described in this Section 2.13(a) (without giving effect to the exceptions in clauses (i)-(iii) of this Section 2.13(a)) is a “Material Contract” for all purposes of and under this Agreement.
          (b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would reasonably be expected to (i) constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract; in each case except as would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, each Material Contract is enforceable against the Company (or its Subsidiaries, as applicable) in accordance with its terms and, to the Knowledge of the Company, against each other party thereto, except (A) where the failure to be so enforceable would not have, individually or in the aggregate, a Company Material Adverse Effect and (B) that such enforceability (x) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (y) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Complete and correct copies of each Material Contract have been made available to Parent prior to the date hereof.
     2.14 Personal Property and Assets. The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the tangible property and assets owned, leased or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that the representations and warranties contained in this Section 2.14 do not apply to Vessels, with respect to which the sole and exclusive representations and warranties are set forth in Section 2.30.
     2.15 Real Property.
          (a) Section 2.15(a) of the Company Disclosure Schedule sets forth the address of each Owned Real Property. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, with respect to each Owned Real Property: (i) except as set forth in Section 2.15(a)(i) of the Company Disclosure Schedule, the Company or one of its Subsidiaries (as the case may be) has good and marketable title to such Owned Real Property, free and clear of all Liens, except for Permitted Liens; (ii) except as set forth in Section 2.15(a)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof; and (iii) other than the right of Parent and

Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.
          (b) Section 2.15(b) of the Company Disclosure Schedule contains a complete and accurate list of all of the existing material leases, subleases or other agreements (i) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property or (ii) that grant riparian rights or access to riparian uses or improvements (collectively, the “Leases”). For the purposes of this Agreement, “Leased Real Property” means (i) any real property that is in excess of 25,000 (twenty-five thousand) square feet and (ii) any real property that is currently used in the operation of the Company’s business. The Company and/or its Subsidiaries have valid leasehold title to the Leased Real Property and enjoy peaceful and undisturbed possession under all such leases (except to the extent any leased premises are sub-leased to a third party and such subleases are disclosed to Parent prior to the date of this Agreement) and there are no existing defaults by the Company beyond any applicable grace period under such leases. The Leased Real Property and the Owned Real Property comprise all of the material real property used in the Company’s business. Each of the Company and its Subsidiaries has complied with the terms of all Leases, and all Leases are in full force and effect, except for such non-compliances or failures to be in full force and effect that, individually or in the aggregate, would have a Company Material Adverse Effect. The Company has made available to Parent and Merger Sub a true and complete copy of each Lease document.
     2.16 Intellectual Property.
          (a) The Company and its Subsidiaries own, free and clear of any Liens (other than Permitted Liens), or otherwise possess the right to use, all Intellectual Property that is necessary for and material to the conduct of the Company’s business as of the date hereof (such Intellectual Property, the “Company Intellectual Property”). Section 2.16(a) of the Company Disclosure Schedule sets forth a list of all of the Company’s and its Subsidiaries’ (i) Trademark registrations and applications for registration and Internet domain names, (ii) Patents issued or pending and (iii) Copyright registrations and applications for registration, in each instance included in the Company Intellectual Property.
          (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) no claim by any third party contesting the validity, enforceability, or ownership of the Company Intellectual Property has been made and is currently outstanding against the Company, nor, to the Knowledge of the Company, is any threatened; (ii) neither the Company nor its Subsidiaries have given notice to any third party alleging infringement, misappropriation or other violation by such third party of any of the Company Intellectual Property or offering to grant a license to such third party to such Company Intellectual Property (that was the subject of such allegation); (iii) neither the Company nor its Subsidiaries have received notice from any third party alleging that the Company or its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property rights of such third party or offering to grant a license to such third party Intellectual Property rights (that was the subject of such allegation); and (iv) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries, including their transportation, manufacturing and design activities, and the Company’s and its Subsidiaries’ use of the Company Intellectual Property, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any third party.
     2.17 Tax Matters. Except as set forth in Section 2.17 of the Company Disclosure Letter:
          (a) The Company and each of its Subsidiaries have filed all U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (including amendments thereto) relating to Taxes (“Tax Returns”) that are material and required to be filed by any of them, and such Tax Returns are accurate and complete in all material respects. The Company and each of its Subsidiaries have paid all material Taxes due and payable and have adequately reserved on the books and records of the Company (in accordance with GAAP) for the payment of all other material Taxes not yet due and payable. No deficiencies for any material Taxes have been asserted or assessed, or to the Knowledge of the Company, proposed, by any Taxing authority against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has executed a waiver of any statute of limitations on or extended the period for the assessment or collection of any material Tax. The Company and its Subsidiaries have depreciated the Vessels in accordance with all applicable provisions of the Code.
          (b) No audit, investigation or other examination of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.
          (c) Neither the Company nor any of its Subsidiaries is, nor has been at any time during the period described in Section 897(c)(1)(A)(ii)(II) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
          (d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.
          (e) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b).
          (f) Neither the Company nor any of its Subsidiaries is party to any Tax allocation or sharing agreement or any material Tax indemnity agreement (other than any commercial Contracts entered in the ordinary course of business that do not relate primarily to Taxes).
          (g) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, by contract, by Law or otherwise.

          (h) Neither the Company nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as a result of (A) a change in method of accounting occurring prior to the Closing Date or agreement with any Taxing authority, (B) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (C) a prepaid amount received, or paid, prior to the Closing Date, (D) deferred gains arising prior to the Closing Date, (E) any Section 467 rental agreement or (F) intercompany transaction or excess loss account described in Section 1502 of the Code or any corresponding provision of state, local or foreign Law.
          (i) No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Employee Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
          (j) Since June 30, 2010, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or inconsistent with past practice.
          (k) To the Knowledge of the Company and without giving effect to the transactions contemplated by this Agreement, the Company has not had an ownership change, within the meaning of Code Section 382, in the taxable year beginning on January 1, 2010.
     2.18 Employee Plans.
          (a) Section 2.18(a)(i) and Section 2.18(a)(ii) of the Company Disclosure Schedule, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, equity-like, pension, retiree medical, life and disability insurance, supplemental retirement, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other material benefit or compensation plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained, sponsored or contributed to for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material liability (together the “Employee Plans”). With respect to each Employee Plan, to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the three most recent annual reports on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions and a summary of material modifications, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any material correspondence to or from the IRS or any office or representative of the DOL or the Pension Benefit Guaranty Corporation; (F) with respect to each material Employee Plan, to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable tax treatment; and (G) the most recently prepared actuarial report and financial statements in connection with each Employee Plan.
          (b) Except as set forth in Section 2.18(b) of the Company Disclosure Schedule, no Employee Plan is, and neither the Company nor any of its Subsidiaries has any current or potential liability or obligation under or with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iii) any plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.
          (c) Each Employee Plan has been maintained, operated, funded and administered in all material respects in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code.
          (d) All Employee Plans subject to Section 409A of the Code are in compliance the Section 409A and the regulations issued pursuant thereto.
          (e) Except as set forth in Section 2.18(e) of the Company Disclosure Schedule, (i) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits and (ii) no Effect exists or has occurred that could reasonably be expected to give rise to any such Legal Proceeding.
          (f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.
          (g) Except as set forth in Section 2.18(g) of the Company Disclosure Schedule, (i) no Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as required by COBRA or any similar law and (ii) the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee or other

Person would be provided with retiree health, disability, or life insurance benefits, except to the extent required by statute.
          (h) Except as set forth in Section 2.18(h) of the Company Disclosure Schedule:
               (i) each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists that would reasonably be expected to adversely affect the qualified status of such Employee Plan;
               (ii) all contributions, premiums and other payments with respect to any Employee Plan for any time period ending on or before the Effective Time have been timely made, accrued or reserved for; and
               (iii) except as required by applicable Law or this Agreement, no condition or term under any relevant Employee Plan exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating, amending or otherwise discontinuing any Employee Plan without material liability to Parent or the Surviving Corporation or any of its Subsidiaries.
          (i) Except as set forth in Section 2.18(i) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement by the Company nor the consummation of the Merger will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Company or any of its Subsidiaries; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor; or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.
          (j) The Company has not incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business consistent with past practice), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any multi-employer or multiple employer plan, and no fact or Effect exists or has occurred which could give rise to any such liability. No reportable event, as described in Section 4043 of ERISA, has occurred with respect to any such Employee Plan.
          (k) Since January 1, 2006, the Company has not terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in Section 3(2) of ERISA.
     2.19 Labor Matters.
          (a) The Company has provided Parent with copies of each collective bargaining agreement, labor union contract and trade union agreement (each a “Collective Bargaining Agreement”) with any union or labor organization to which the Company or any of its Subsidiaries is a party or by which it is bound. To the Knowledge of the Company, in the past three (3) years, no union or labor organization or group of employees of the Company or any of its Subsidiaries has sought to organize any employees of the Company or any of its Subsidiaries for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with the Company or any of its Subsidiaries, or filed a petition for recognition with the National Labor Relations Board (except with respect to any Collective Bargaining Agreement previously provided to Parent). As of the date of this Agreement, no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice and there is no unfair labor practice complaint pending against the Company before the National Labor Relations Board or any current union representation questions involving employees of Company. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened, nor has there been since January 1, 2008, except as disclosed in the Company Reports, any material labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Except as set forth in Section 2.19(a) of the Company Disclosure Schedule, during the 12 months prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has implemented any plant closing or mass layoff of employees that would reasonably be expected to implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, including the rules and regulations promulgated thereunder.
          (b) The Company and its Subsidiaries have complied in all material respects with applicable Law and orders with respect to employment (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining, eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), Tax withholding, unemployment insurance, workers’ compensation, harassment, disability rights and benefits, affirmative action, plant closing and mass layoff issues), except for such noncompliance as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.
          (c) The Company and each of its Subsidiaries have withheld all material amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).
     2.20 Permits. The Company and its Subsidiaries have obtained and are in compliance with the terms of all Permits from Governmental Authorities required to own or lease their respective properties and assets and conduct their respective businesses as currently conducted, and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

     2.21 Compliance with Laws. The Company and each of its Subsidiaries is, and during the past three (3) years has been, in compliance with all Laws and Orders that are applicable to the Company and its Subsidiaries or to their respective properties and assets, the conduct of the business or operations of the Company and/or its Subsidiaries, except for such violations or noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.
     2.22 Legal Proceedings; Orders.
          (a) Except as set forth in Section 2.22 of the Company Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) Neither the Company nor any of its Subsidiaries is subject to any Order, except for such Orders as would not have, individually or in the aggregate, a Company Material Adverse Effect.
     2.23 Qualification as U.S. Citizen. Each of the Company and its Subsidiaries (including any Subsidiary in the chain of ownership of such Subsidiaries) that own and/or operate any vessels in the U.S. Coastwise Trade is, and has been during any period that it has owned and/or operated any vessel in the U.S. Coastwise Trade, a U.S. Citizen.
     2.24 Environmental Laws. Except as set forth in Section 2.24 of the Company Disclosure Schedule or such matters that would not have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company and its Subsidiaries are in compliance with, and, for the last 5 years have been in compliance with, all Environmental Laws; (b) the Company and its Subsidiaries possess all Permits, licenses, registrations, consents, approvals and authorizations required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as presently conducted; (c) neither the Company nor any of its Subsidiaries has received any written claim, notice or citation concerning any violation of or liability under, or alleged violation of or liability under, any applicable Environmental Law during the five (5) years preceding the date of this Agreement; (d) there are no writs, injunctions, decrees, Orders or judgments outstanding, or any actions, claims, citations, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning the Company’s or any of its Subsidiaries’ compliance with or liability under any Environmental Law; (e) there has been no Release of Hazardous Materials at, on, under or from any of the Owned Real Property, Leased Real Property or Vessels which requires Remediation under Environmental Laws or would reasonably be expected to give rise to liabilities under Environmental Law; (f) none of the Owed Real Property or Leased Real Property is listed on, and the Company has not arranged, by contract, agreement, or otherwise for the disposal or treatment of Hazardous Materials at, any property listed on, the National Priorities List, the Comprehensive Environmental Response, Compensation or Liability Information System or any similar governmental list of properties that require Remediation under Environmental Law; (g) no third-party claims for indemnification regarding liabilities arising under Environmental Laws are pending against the Company or any of its Subsidiaries; and (h) there have been no Marine Environmental Incidents. The Company and its Subsidiaries have made available to Parent (or made available to its Representatives for review) copies of all material environmental assessments, reports, and audits in its possession or under its control (including all Phase 1 and Phase 2 reports, without qualification for materiality) concerning the Company’s or any of its Subsidiaries’ compliance with Environmental laws or the environmental condition of any other real property, asset or Vessel that Company or the Subsidiaries own, operate or lease. Notwithstanding any other provision of this Agreement, this Section 2.24 sets forth the sole and exclusive representations and warranties (except as set forth in Section 2.30(e)) of the Company with respect to compliance with Environmental Laws.
     2.25 Insurance. The Company has in full force and effect the insurance coverage with respect to its business and the businesses of its Subsidiaries as set forth in Section 2.25 of the Company Disclosure Schedule. The Company has made available to Parent true and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and each of its Subsidiaries. The Company and its Subsidiaries have paid all premiums that are due as of the date of this Agreement for the current policy periods of such insurance policies. From December 31, 2009 through the date of this Agreement, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there is no material claim pending under any of such policies as to which coverage is being questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of any such policies. The Company and each of its Subsidiaries is in material compliance with all material insurance coverage requirements with respect to the operation of the Vessels.
     2.26 Related Party Transactions. Except as set forth in the Company SEC Reports and for compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.
     2.27 Brokers; Fairness Opinion. Except as set forth in Section 2.27 of the Company Disclosure Schedule, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Special Committee has received the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Per Share Price to be received by Company Stockholders in the Merger is fair, from a financial point of view, to such holders (other than Parent and its Affiliates, the parties to the Voting Agreement and the holders of Assumed Awards).
     2.28 Anti-Takeover Statutes Not Applicable. Assuming that the representations of Parent and Merger Sub set forth in Section 3.8 are true and correct, the Company Board has taken all necessary actions such that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger. The Company does not have in effect any stockholder rights plan, “poison pill” or similar arrangement.
     2.29 Proxy Statement and Other Required Company Filings. The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the Merger (each, an “Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to be stated in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in the Proxy Statement. None of the Other Required Company Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to be stated in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in any of the Other Required Company Filings.
     2.30 Vessels.
          (a) Section 2.30(a) of the Company Disclosure Schedule sets forth (except as may be noted on such section of the Company Disclosure Schedule) a true, correct and complete list of all of the Vessels as of October 13, 2010 (the “Report Date”), and since the Report Date (except as may be noted on Section 2.30(a)(i) of the Company Disclosure Schedule) the Company has not “scrapped” or sold, or agreed to “scrap” or sell, any Vessels set forth on such schedule (which schedule, for the avoidance of doubt, does not include Vessels manufactured by Jeffboat (other than any such Vessels which have been acquired by the Company or its Subsidiaries prior to the Report Date)). With respect to each Vessel that Section 2.30(a)(i) of the Company Disclosure Schedule indicates is owned by the Company or one of its Subsidiaries, the Company or one of its Subsidiaries, as applicable, has valid and marketable title to such Vessel, free and clear of all Liens, except Permitted Liens. Section 2.30(a)(ii) of the Company Disclosure Schedule lists (except as may be noted on such section of the Company Disclosure Schedule) all of the Vessels that, as of the Report Date, the Company and its Subsidiaries lease on a bareboat or demise basis from third parties, which leases are valid and subsisting in all material respects, and such leasehold interests are free and clear of Liens (other than Permitted Liens). Section 2.30(a)(iii) of the Company Disclosure Schedule lists (except as may be noted on such section of the Company Disclosure Schedule) all of the Vessels that, as of the Report Date, the Company and its Subsidiaries lease on a bareboat or demise basis to third parties, which leases are valid and subsisting in all material respects.
          (b) As of the Report Date, neither the Company nor any of its Subsidiaries owns, operates, leases or charters any vessels other than the Vessels set forth in Sections 2.30(a)(i), 2.30(a)(ii) and 2.30(a)(iii) of the Company Disclosure Schedule.
          (c) Except as set forth in Section 2.30(c) of the Company Disclosure Schedule and other than such noncompliance that is not material with respect to the Vessels taken as a whole, the Vessels owned by the Company and its Subsidiaries (i) were built in the United States, (ii) are eligible for use in the U.S. Coastwise Trade, (iii) if documented, are documented as U.S.-flag vessels and their Certificates of Documentation have coastwise endorsements and are valid, and (iv) have never (x) been owned by or sold to any Person, or demise or sub-demise chartered or leased to any Person, that did not qualify as a U.S. Citizen, (y) been registered under the laws of a foreign country, or (z) been rebuilt foreign, as defined in 46 C.F.R. § 67.177.
          (d) None of the Vessels is (i) subject to any transfer or trading restrictions that arise under the Construction-Differential Subsidy program pursuant to Title V of the Merchant Marine Act, 1936, as amended, or (ii) financed by U.S. Government financing guaranties issued pursuant to Chapter 537 of Title 46 of the United States Code (or its predecessor). Neither the Company nor any of its Subsidiaries maintains, has maintained or has applied for a Capital Reserve Fund or a Capital Construction Fund pursuant to Chapter 533 or Chapter 535 of Title 46 of the United States Code, respectively.
          (e) Other than such noncompliance that is not material with respect to the Vessels taken as a whole, the Company and/or its Subsidiaries maintain valid Certificates of Financial Responsibility (Oil Pollution) issued by the U.S. Coast Guard pursuant to the Federal Water Pollution Control Act for their Vessels to the extent that such certificate may be required by applicable Law and such other similar certificates as may be required in the course of the operation of any of the Vessels pursuant to applicable Law.
          (f) The Vessels that are currently operated by the Company and its Subsidiaries, taken as a whole, have no defects, are in all respects in good operating condition and repair, have in all respects been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate and suitable for their present uses in all respects, in each case except as would not have, individually or in the aggregate, a Company Material Adverse Effect.
     2.31 Capital Expenditures. Section 2.31 of the Company Disclosure Schedule sets forth (i) the consolidated capital budget of the Company and its Subsidiaries for the year ending December 31, 2010 (the “Budget”), and (ii) an accurate and complete statement of the capital expenditures actually paid in cash and committed to by the Company and its Subsidiaries during the first nine (9) months of the year ending December 31, 2010, including a reasonable summary of such expenditures, broken down into reasonable categories, and (iii) an accurate and complete statement of all capital expenditures which the Company or any Subsidiary of the Company was and is committed to make from and after October 1, 2010 that are not contemplated by the Budget. The consolidated capital budget for the year ending December 31, 2010 has been prepared in good faith based on reasonable assumptions and the best available information to the Company and its Subsidiaries.
     2.32 Accounts Receivable. Since December 31, 2009, neither the Company nor any Subsidiary of the Company has changed its business practices in such a manner as would reasonably be expected to result in an accounts receivable portfolio that, in amount or character, is materially different than that maintained by the Company and its Subsidiaries in the ordinary course of business, consistent with past practice, prior to such date. All accounts receivable, notes and other receivables, taken as a whole, reflected in the consolidated financial statements of the Company and its Subsidiaries included or incorporated by reference into the Company SEC Reports have in all material respects arisen in the ordinary course of business, consistent with past practice, and represent bona fide sales and valid obligations of the counterparties thereto and, subject to the allowance for doubtful accounts, are not subject to any valid defense, offset or credit.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
     3.1 Organization; Good Standing. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent to fully perform its covenants and obligations under this Agreement. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Merger Sub to fully perform its covenants and obligations under this Agreement. Parent has delivered or made available to the Company complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub. As of the date hereof, neither Parent nor Merger Sub is in material violation of its certificate of incorporation or its bylaws.
     3.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of each of Parent, Finn Intermediate Holding Corporation, a Delaware corporation and an indirect wholly owned Subsidiary of Parent and the sole stockholder of Merger Sub (the “Intermediate Holdco”), and Merger Sub and no additional proceedings on the part of Parent, Intermediate Holdco or Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder or, subject to the adoption of this Agreement (immediately following its execution) by Intermediate Holdco in its capacity as the sole stockholder of Merger Sub, the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforceability is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     3.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this hereunder and, subject to the adoption of this Agreement by Intermediate Holdco in its capacity as the sole stockholder of Merger Sub, the consummation of the Merger do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of Parent, Intermediate Holdco or Merger Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Intermediate Holdco, Merger Sub or any of their respective properties or assets may be bound, (c) assuming compliance with the matters referred to in Section 3.4, violate or conflict with any law or order applicable to Parent, Intermediate Holdco or Merger Sub or by which any of their respective properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent, Intermediate Holdco or Merger Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.
     3.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement or the consummation of the Merger, except (a) such filings with Governmental Authorities to satisfy the applicable Law of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act,

(c) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws and (d) such additional Consents the failure of which to make or obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.
     3.5 Legal Proceedings; Orders.
          (a) There are no Legal Proceedings pending or, to the Knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub or any of their Affiliates that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.
          (b) Neither Parent nor Merger Sub nor any of their Affiliates is subject to any legal order that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.
     3.6 Qualification as a U.S. Citizen. Each of Parent, Intermediate Holdco and Merger Sub is a U.S. Citizen.
     3.7 Proxy Statement; Other Required Company Filings. The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives to the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to be stated in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to be stated in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement or any of the Other Required Company Filings.
     3.8 Section 203. At no time during the three (3) years ended on the date immediately preceding the date hereof was Parent, Merger Sub or any of their “Affiliates” or “Associates” an “Interested Stockholder” of the Company, in each case as defined in Section 203 of the DGCL.
     3.9 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
     3.10 Operations. Except as would not, individually or in the aggregate, prevent or delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement, each of Parent, Intermediate Holdco and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Parent, Intermediate Holdco nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.
     3.11 Financing.
          (a) Assuming the accuracy of the representations and warranties set forth in Article II (without giving effect to any materiality, Company Material Adverse Effect or knowledge qualifiers) to the extent that the accuracy of such representations and warranties (as so unqualified) is necessary for the representations and warranties in this Section 3.11(a) to be true and correct, the amount of funds contemplated to be provided pursuant to the Financing Letters (as defined below), together with Company cash and cash equivalents, are sufficient, if funded, to (i) pay the aggregate Per Share Price and any other repayment or refinancing of Indebtedness contemplated by this Agreement, the Financing Letters or any Company Indebtedness; (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing; and (iii) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.
          (b) Parent and Merger Sub have delivered to the Company a true, complete and accurate copy of (i) the executed commitment letter, dated as of the date hereof, among Parent, Merger Sub and the Guarantor (the “Equity Financing Letter”), pursuant to which the Guarantor has committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Equity Financing”) and (ii) the executed commitment letter, dated as of the date hereof, between Intermediate Holdco and Wells Fargo Capital Finance, LLC (the “Debt Commitment Letter” and, together with the Equity Financing Letter, the “Financing Letters”), pursuant to which the lenders party thereto have committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”).
          (c) The Financing Letters have not been amended or modified prior to the date hereof and, as of the date hereof, none of the respective obligations and commitments contained in the Financing Letters have been withdrawn or rescinded in any respect. As of the date hereof, the Financing Letters, in the form so delivered to the Company on the date hereof, are in full force and effect. As of the date hereof, the Financing Letters are (i) legal, valid and binding obligations of Parent and Merger Sub, as applicable, and, to the knowledge of Parent, each of the other parties thereto and (ii) enforceable in accordance with their respective terms against Parent and Merger Sub, as applicable, and, to the knowledge of Parent, each of the other parties thereto, in each case except that such enforceability (x) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (y) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Letters. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article II, (I) no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub, as applicable, or to the knowledge of Parent, any other parties thereto, under the Financing Letters and (II) neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing contemplated in the Financing Letters will not be satisfied or that the Financing will not be made available to Parent and Merger Sub at or prior to the Effective Time. Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Letters.
     3.12 Guarantee. Concurrently with the execution and delivery of this Agreement the Guarantor has delivered to the Company the Guarantee, duly executed by the Guarantor, in favor of the Company with respect to the performance by Parent and Merger Sub, respectively, of certain of their respective obligations under this Agreement. The Guarantee is in full force and effect and is a valid, binding and enforceable obligation of Guarantor, except that such enforceability is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guarantee.
     3.13 Management Arrangements. As of the date hereof, except for the Voting Agreement and as otherwise previously disclosed to the Company Board, there are no Contracts or any formal or informal arrangements or other understandings (whether or not binding) between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any Company Stockholder or director, officer or employee of the Company or its Subsidiaries, on the other hand, relating to this Agreement, the Merger or any other transactions contemplated by this Agreement (including as to any investments to be made in, or contributions to be made to, Parent, Intermediate Holdco or Merger Sub), or to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.
     3.14 Solvency. Assuming (i) the accuracy of the representations and warranties set forth in Article II (without giving effect to any materiality, Company Material Adverse Effect or knowledge qualifiers) to the extent that the accuracy of such representations and warranties (as so unqualified) is necessary for the representations and warranties in this Section 3.14 to be true and correct, (ii) the satisfaction of all of the conditions to Parent’s obligation to consummate the Merger and (iii) that any estimates, projections or forecasts of the Company and its Subsidiaries that have been provided to the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, as of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate Per Share Price, any repayment or refinancing of Indebtedness contemplated by this Agreement, the Financing Letters or any Company Indebtedness, the payment of all fees and expenses required to be paid by Parent, Merger Sub, the Company and their respective Subsidiaries in connection with the Merger and the Financing, and the payment of all other obligations of Parent, Merger Sub, the Company and their respective Subsidiaries contemplated hereunder, (a) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed the value of all liabilities of the Surviving Corporation and such Subsidiaries, including a reasonable estimate of contingent and other liabilities; (b) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including a reasonable estimate of contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including a reasonable estimate of contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
     3.15 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article II, Parent and Merger Sub hereby acknowledge and agree that (a) neither the Company, nor any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) neither the Company or any of its Subsidiaries, nor or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.
     3.16 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the

Company by Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof (including pursuant to Section 5.8 of this Agreement) from the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).
ARTICLE IV
INTERIM OPERATIONS OF THE COMPANY
     4.1 Affirmative Obligations. Except (w) as expressly contemplated or required by this Agreement, (x) as set forth in Section 4.1 of the Company Disclosure Schedule, (y) as approved by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned) or (z) as required by law, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall, and the Company shall cause each of its Subsidiaries to, (i) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with past practice and (ii) use commercially reasonable efforts to preserve substantially intact its business organization and its current relationships with significant customers, suppliers and employees and executive officers.
     4.2 Forbearance Covenants. Except (w) as expressly contemplated or required by this Agreement, (x) as set forth in Section 4.2 of the Company Disclosure Schedule, (y) as approved by Parent (which approval will not be unreasonably withheld, delayed or conditioned), or (z) as required by law, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following:
          (a) amend its certificate of incorporation or bylaws or comparable organizational documents;

          (b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its operating Subsidiaries;
          (c) issue, grant, sell, deliver or agree or authorize, propose or commit to issue, grant, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any shares of capital stock or other securities in any Subsidiary of the Company, except for the issuance of shares of Company Common Stock pursuant to the vesting and terms of Company RSU Awards outstanding prior to the date hereof and the issuance and sale of shares of Company Common Stock pursuant to the exercise (in accordance with their terms) of Company Options outstanding prior to the date hereof;
          (d) directly or indirectly acquire, repurchase or redeem any Company Securities or any shares of capital stock or other securities of any Subsidiary of the Company (other than the withholding of shares of Company Common Stock in connection with the vesting in accordance with their terms of Company RSU Awards or Company Options outstanding as of the date of this Agreement), except that the Company may redeem shares of Company Common Stock as permitted by Section 11.3 (Redemption of Excess Stock) of the Certificate of Incorporation only at a Redemption Price (as defined in the Certificate of Incorporation) that is less than or equal to the Per Share Price; provided that, with respect to any such redemption, all applicable withholding Tax laws are complied with;
          (e) (i) adjust, split, combine, subdivide or reclassify any shares of capital stock or other securities, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other securities; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other securities, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other securities, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries; (iii) pledge or encumber any shares of its capital stock or any of its other securities; or (iv) modify the terms of any shares of its capital stock or any of its other securities;
          (f) (i) incur, create, assume or otherwise become liable for Indebtedness, other than in the ordinary course of business consistent with past practice (A) under the Company’s existing credit facility or (B) with respect to letters of credit or capital leases that do not exceed one million dollars ($1,000,000), individually, or two million five hundred thousand dollars ($2,500,000), in the aggregate; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to or investments in any other Person, except for expense and travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries; or (iv) sell, license, mortgage, lease, transfer, encumber or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens), except (solely in the case of this clause (iv)) (x) as set forth on Section 4.2(f) of the Company

Disclosure Schedule, (y) sales and leases by Jeffboat of barges and other equipment manufactured by Jeffboat to third parties or to the Company and its Subsidiaries, in each case, in the ordinary course of business consistent with past practice and (z) with respect to assets other than Vessels (which are addressed in clauses (x) and (y) above and not subject to this clause (z)), sales of inventory and obsolete assets in the ordinary course of business consistent with past practice;
          (g) (i) enter into, adopt, create, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (A) as may be required by applicable Law or (B) to any non-officer employee in the ordinary course of business consistent with past practice; or (ii) increase the compensation of any director, officer or employee, grant, provide, or pay any special bonus or special remuneration to any director, officer or employee, or grant, provide or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in any such case (A) as may be required by applicable Law or (B) to any new non-officer employee hires in the ordinary course of business consistent with past practice;
          (h) (i) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of five hundred thousand dollars ($500,000), except (A) as otherwise included in the Company’s capital expenditure budget set forth in Section 2.31 of the Company Disclosure Schedule or (B) in respect of the ordinary course maintenance, repair or reasonably necessary replacement (other than replacement of Vessels) of assets or properties of the Company or any of its Subsidiaries (consistent with past practices of the Company and its Subsidiaries); (ii) except as set forth in Section 4.2(i) below, pay, discharge, settle or satisfy any liabilities, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business, consistent with past practice, as required by any applicable Law, as accrued for in the Audited Company Balance Sheet or as required by the terms of any Contract of the Company or its Subsidiaries, as in effect on the date of this Agreement or entered into in compliance with the terms of this Agreement; (iii) enter into, modify, amend or terminate (x) any Contract which if so entered into, modified, amended or terminated could be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or (y) any Material Contract (or any Contract that, if in existence on the date of this Agreement, would be a Material Contract); provided that, solely in the ordinary course of business consistent with past practice, the Company and its Subsidiaries may enter into and make amendments to any Contract that is, or, if in existence on the date of this Agreement, would be, a Material Contract solely as a result of clauses (D), (O), (P) or (Q) of Section 2.13(a); or (iv) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404 other than those in existence on the date of this Agreement;
          (i) settle or compromise (i) any pending or threatened material Legal Proceeding by securities holders against the Company, any of its Subsidiaries or any of their respective directors or officers that relates to the Merger or other transactions contemplated hereby or (ii) any other Legal Proceeding, in each case, having a value or in an amount not covered by insurance in excess of two hundred fifty thousand dollars ($250,000);
          (j) except as may be required by GAAP (including as a result of any change in GAAP), make any change in any of the accounting methods, principles or practices used by it;
          (k) (i) adopt or change a material Tax accounting method, principle or practice; (ii) make or change any material Tax election; (iii) settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability or claim for Tax refund; (iv) fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects; (v) file any material amended Tax Return; (vi) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes; (vii) enter into a material private letter ruling, closing agreement or similar ruling or agreement with the IRS or any other taxing authority; or (viii) intentionally fail to file a claim for a material Tax refund within the applicable statute of limitations for filing such claim.
          (l) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other Person or business or (outside the ordinary course of business consistent with past practice) assets or any material equity interest therein, in each case in excess of $2,500,000 (two million five hundred thousand dollars);
          (m) fail to use commercially reasonable efforts to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;
          (n) (i) implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of a material number of employees of the Company other than routine employee terminations or (ii) announce any of the foregoing actions by the Company or its Subsidiaries; or
          (o) authorize, or agree or commit to take, any of the actions described in this Section 4.2.
The parties hereto acknowledge and hereby agree that the restrictions set forth in this Section 4.2 are not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time, and notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Law. Prior to the Effective Time, the Company and its Subsidiaries shall exercise (consistent with and subject to the terms, conditions and restrictions of this Agreement) control and supervision over their own business and operations.
     4.3 Solicitation.
          (a) Notwithstanding anything to the contrary set forth in this Agreement, during the period commencing with the execution, delivery and effectiveness of this Agreement and continuing until 11:59 p.m. (Eastern time) on November 27, 2010 (the “No-Shop Period

Start Date”), the Company and its Subsidiaries and their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) shall have the right (acting under the direction of the Company Board or any authorized committee thereof), to (i) initiate, solicit and/or encourage the submission of one or more Acquisition Proposals from one or more Persons (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors), including by furnishing to any Person (and/or such Person’s Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) any non-public information relating to the Company or any of its Subsidiaries or by affording to any Person (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; (ii) continue, enter into, participate in and/or engage in any discussions or negotiations with one or more Persons (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) with respect to one or more Acquisition Proposals or any other proposals that could reasonably be expected to lead to an Acquisition Proposal; and (iii) otherwise cooperate with, assist or take any action to facilitate any Acquisition Proposals or any other proposals that could reasonably be expected to lead to any Acquisition Proposals. No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify Parent in writing of the number of Excluded Parties then identified and, with respect to each Excluded Party, shall provide to Parent a copy of the Acquisition Proposal from such Excluded Party.
          (b) Subject to the terms of Section 4.3(c), on the No-Shop Period Start Date the Company shall cease and cause to be terminated any discussions or negotiations it is engaged in with any Person (other than any Excluded Party) that would otherwise be prohibited by this Section 4.3(b). Subject to the terms of Section 4.3(c) and Section 4.3(d), during the period commencing with the No-Shop Period Start Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate, propose, induce or knowingly encourage the making, submission or announcement of, or take actions that could reasonably be expected to encourage, facilitate or assist, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to encourage, knowingly facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or which may reasonably be expected to lead to an Acquisition Proposal; or (iv) enter into any letter of intent, memorandum of understanding or other Contract with respect to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement).

          (c) Notwithstanding anything to contrary set forth in this Section 4.3 or elsewhere in this Agreement, but subject to compliance with Section 4.3(d) — 4.3(f), at any time prior to obtaining the Requisite Stockholder Approval, the Company Board and/or any authorized committee thereof may, directly or indirectly through one or more Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries, in each case, pursuant to an Acceptable Confidentiality Agreement to:
               (i) any Excluded Party (and/or such Excluded Party’s Affiliates, directors, officers, employees, consultants, agents, representatives and advisors); and/or
               (ii) any Person (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) that has made or delivered to the Company (or any of its Representatives in their capacity as such) a bona fide written Acquisition Proposal after the No-Shop Period Start Date that did not result from a breach of this Section 4.3, provided that solely in the case of this clause (ii), the Company Board shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal constitutes a Superior Proposal.
          (d) Notwithstanding anything to the contrary set forth in this Section 4.3 or elsewhere in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, (i) the Company Board may (whether or not it has received a Superior Proposal), effect a Company Board Recommendation Change solely in accordance with Section 5.5(a), or (ii) after effecting a Company Board Recommendation change in accordance with Section 5.5(a), if the Company has received a bona fide written Acquisition Proposal from any Person that the Company Board concludes in good faith constitutes a Superior Proposal, the Company Board may authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if, in the case of this clause (ii), the Company shall prior thereto terminate this Agreement in accordance with Section 7.1(h), including making payment of the Company Termination Fee in accordance with Section 7.3(b)(iii).
          (e) The Company will promptly (and, in any event, within forty-eight (48) hours) notify Parent after (i) receipt of an Acquisition Proposal (including the identity of the Person making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal, including, if applicable, by providing Parent with copies of any such Acquisition Proposal and any proposed agreements with respect thereto); (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any third party that has made an Acquisition Proposal; or (iii) receipt of an amendment to a previously disclosed Acquisition Proposal (including the terms of such amendment). The Company shall promptly inform Parent of any change in the price, structure or form of consideration or material terms and conditions of such Acquisition Proposal, and provide Parent with copies of any revisions to such Acquisition Proposal and any proposed agreements with respect thereto.

          (f) Notwithstanding anything to the contrary in this Section 4.3, (i) the Company shall not make any material, non-public information available pursuant to this Section 4.3 other than pursuant to an Acceptable Confidentiality Agreement and (ii) the Company shall concurrently make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company makes available to any Person contemplated by this Section 4.3 which was not previously made available to Parent or Merger Sub.
          (g) Notwithstanding anything to the contrary set forth in this Section 4.3 or elsewhere in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, if the Company receives a bona fide written Acquisition Proposal from any Person that did not result from a breach of this Section 4.3, the Company and/or its Representatives may contact such Person to clarify the terms thereof.
          (h) The Company agrees that in the event any Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 4.3, and the Company does not take reasonable action to seek to cure such breach within three (3) Business Days of the date on which the Company obtains Knowledge of such breach, then the Company shall be deemed to be in breach of this Section 4.3.
     4.4 Citizenship.
          (a) During the period beginning on the date hereof and ending upon the Closing Date, the Company shall, and shall cause each of its Subsidiaries that owns and/or operates any vessels in the U.S. Coastwise Trade (including any Subsidiary in the chain of ownership of such Subsidiaries) to, remain a U.S. Citizen.
          (b) During the period beginning on the date hereof and ending upon the Closing Date, other than such noncompliance that is not material with respect to the Vessels taken as a whole, (i) the Company shall, and shall cause its Subsidiaries to, maintain the eligibility of the Vessels owned by the Company or its Subsidiaries to operate in the U.S. Coastwise Trade, including maintaining valid Certificates of Documentation with coastwise endorsements for such Vessels that are currently documented under the U.S. flag, and (ii) the Company shall not, and shall cause its Subsidiaries not to, sell or demise or sub-demise charter or lease any such Vessel to any Person that does not qualify as a U.S. Citizen, in each case except where the failure to do so (x) would be permitted under applicable Law and (y) would not result in the permanent loss of the eligibility of any such Vessels to operate in the U.S. Coastwise Trade.
ARTICLE V
ADDITIONAL COVENANTS
     5.1 Required Action and Forbearance.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and (subject to the Company’s rights under Section 5.3, Section 5.4 and Section 5.5) the Company, on the other hand, shall take (or cause to be taken) all actions reasonably necessary, and do (or cause to be done), and assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:
               (i) using reasonable best efforts to cause the conditions to the Merger set forth in Article VI to be satisfied;
               (ii) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities, and making all registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger;
               (iii) using reasonable best efforts to obtain all consents, waivers and approvals under any Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits under such Contracts as of the consummation of the Merger; provided that the Company may not, without Parent’s prior written consent, make, or agree to make, any payments or material amendments, concessions or waivers in connection therewith; and
               (iv) executing and delivering any Contracts and other instruments that are necessary to consummate the Merger.
          (b) In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor (subject to the Company’s rights under Section 5.3, Section 5.4 and Section 5.5) the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement.
          (c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company shall be responsible for using (and causing its Subsidiaries to use) commercially reasonable efforts to prepare and file the necessary notices, reports or other filings and to obtain the consents, approvals and authorizations identified or required to be identified in Section 2.5 or Section 2.6 or in the related section of the Company Disclosure Schedule (which, in the case of the consents, approvals and notifications identified or required to be identified in Section 2.6 or in the related section of the Company Disclosure Schedule, are required to be obtained by the Company), and Parent and Merger Sub shall be responsible for using their respective reasonable best efforts to cooperate with the Company in preparing and filing such notices, reports or other filings and obtaining such consents, approvals and authorizations.
          (d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the obligations of Parent and Merger Sub to consummate the Financing shall be governed solely by Section 5.6 and not this Section 5.1.
     5.2 Antitrust Filings. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (a) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within fourteen

(14) calendar days following the execution and delivery of this Agreement, and (b) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by the other applicable Antitrust Laws in connection with the Merger. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings; (ii) supply the other with any information that may be required in order to make such filings; (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws; and (iv) take all action reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws applicable to the Merger as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Merger as soon as reasonably practicable; provided, however, notwithstanding anything in this Agreement to the contrary, in no event shall Parent or Merger Sub (or any of their respective Affiliates) be required to offer or agree to sell or otherwise dispose of, or hold separate, agree to conduct, license or otherwise limit the use of any of the assets, categories of asset or businesses or other segments of the Company or Parent or either’s respective Subsidiaries or Affiliates or to agree to any other restriction or condition with respect thereto required or requested by a Governmental Authority, in each case to the extent that doing so would reasonably be expected to materially and adversely affect the operation of the business of the Company, Parent or either’s respective Subsidiaries or Affiliates. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR or any other Antitrust Laws applicable to the Merger with respect to which any such filings have been made, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.
     5.3 Proxy Statement and Other Required SEC Filings.
          (a) As soon as practicable following the date hereof (and in any event the Company shall use best efforts to do so within five (5) Business Days following the date hereof), the Company shall prepare and file with the SEC a preliminary Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. If the Company determines that it is required to file with the SEC any Other Required Company Filing under applicable Law, the Company shall promptly prepare and file with the SEC such Other Required Company Filing within a reasonable amount of time. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Parent and Merger Sub shall furnish all information concerning Parent and Merger Sub (and their respective Affiliates, if applicable) as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting, the Company, Parent or Merger Sub discovers that information relating to it, or any of its respective partners, members, stockholders, directors, officers or other Affiliates, in each case, which should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that the Proxy Statement or Other Required Company Filing, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and the Company shall promptly prepare and file with the SEC and, to the extent required by applicable Law or the SEC or its staff, disseminate to the Company Stockholders an appropriate amendment or supplement to the Proxy Statement or the applicable Other Required Company Filing describing such information.
          (b) Subject to applicable Law, the Company shall use commercially reasonable efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and, in any event, the Company shall use best efforts to mail the Proxy Statement to the Company Stockholders within three (3) Business Days after confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement or any Other Required Company Filing.
          (c) Unless the Company Board shall have effected a Company Board Recommendation Change in accordance with the terms of Section 5.5(a), (i) the Company and its Affiliates shall not file with the SEC the Proxy Statement or any Other Required Company Filing or any amendment or supplement thereto, and (ii) the Company and its Affiliates shall not correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing in any such case referenced in the preceding clause (i) or (ii) without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon and consider in good faith including in such filing, amendment or communication comments reasonably requested by Parent.
          (d) Unless the Company Board shall have effected a Company Board Recommendation Change in accordance with the terms of Section 5.5(a), the Company shall advise Parent and Merger Sub, promptly after the Company receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement or any Other Required Company Filing, any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, or any receipt of a request by the SEC or its staff for additional information in connection therewith.
          (e) Unless the Company Board shall have effected a Company Board Recommendation Change in accordance with the terms of Section 5.5(a), the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any Other Required Company Filings.
     5.4 Company Stockholder Meeting.
          (a) Unless this Agreement has been terminated pursuant to Article VII, the Company will take, in accordance with applicable Law, the Certificate of Incorporation, the bylaws of the Company and the rules of the SEC and Nasdaq, all reasonable action necessary to convene and hold a meeting of the Company Stockholders (or any adjournment or postponement thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable and, in any event, the Company shall use best efforts to convene and hold the Company Stockholder Meeting within twenty (20) Business Days following dissemination of the Proxy Statement to the Company Stockholders for the purpose of voting to adopt this Agreement in accordance with the DGCL; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) Parent has consented to such postponement or adjournment; (ii) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (iii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, or an order or written request with respect to such postponement or adjournment from the SEC; or (iv) the Company has provided written notice to Parent in accordance with Section 5.5 that it intends to effect a Company Board Recommendation Change in connection with a Superior Proposal and the notice period required by Section 5.5 has not yet lapsed.
          (b) Unless the Company Board shall have effected a Company Board Recommendation Change pursuant to the terms of Section 5.5(a), the Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, submit this Agreement for adoption by the Company Stockholders at the Company Stockholder Meeting and use its commercially reasonable efforts to secure the Requisite Stockholder Approval at the Company Stockholder Meeting.
     5.5 Company Board Recommendation.
          (a) Neither the Company Board nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose or resolve to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Board Recommendation or (ii) approve or recommend, or propose publicly or resolve to approve or recommend, any Acquisition Proposal (a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any authorized committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change; and provided further, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of Section 4.3, Section 5.1, or Section 5.3), at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board may effect a Company Board Recommendation Change if the Company Board shall have determined in good faith (after consultation with outside legal counsel) that, solely as a result of (x) a Superior Proposal or (y) an Intervening

Event, the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not effect a Company Board Recommendation Change unless:
               (i) with respect to a Company Board Recommendation Change pursuant to Section 5.5(a)(x), the Company has complied with all of its obligations under Section 4.3;
               (ii) at least three (3) Business Days prior to effecting such Company Board Recommendation Change the Company notifies Parent in writing that it intends to effect a Company Board Recommendation Change, which notice includes a reasonable description of the basis for such Company Board Recommendation Change and, in the case of a Superior Proposal, the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attaches to such notice the most current version of any agreement and/or other written proposal, if any, which embodies such Superior Proposal;
               (iii) after providing such notice and prior to making such Company Board Recommendation Change, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent (to the extent Parent desires to negotiate) during such three (3) Business Day period with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent that, if made by Parent, would permit the Company not to effect a Company Board Recommendation Change; and
               (iv) the Company Board shall have considered in good faith any changes to this Agreement, the Equity Financing Letter, the Debt Commitment Letter and the Guarantee offered in writing by Parent and shall have determined (after consultation with its legal and financial advisors, and, in the case of an Acquisition Proposal, taking into account all legal, financial and regulatory aspects of such Acquisition Proposal and the offer from Parent) (A) in the case of a Company Board Recommendation Change that does not result from a Superior Proposal, that no change has been made by Parent that would obviate the need for such Company Board Recommendation Change and (B) in the case of a Company Board Recommendation Change in the case of an Acquisition Proposal, that such Acquisition Proposal would still constitute a Superior Proposal if such changes were to be given effect; provided, further that in the event that the Acquisition Proposal is thereafter modified in any material respect (provided that any change in price will be considered material) by the party making such Acquisition Proposal, the Company shall again provide written notice of such modified terms and shall again comply with this Section 5.5, including providing a new period after such notice during which the Company will negotiate in good faith with Parent regarding any further proposed changes to the terms of this Agreement.
          (b) Nothing in this Agreement shall prohibit the Company Board or any authorized committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Company Board

Recommendation; provided, however, that this Section 5.5(b) shall not be deemed to permit the Company Board to make a Company Board Recommendation Change except to the extent permitted by this Section 5.5(b).
          (c) For purposes of Section 4.3, Section 5.3 and this Section 5.5, to the extent permitted by applicable Law, the Company Board may act through the Special Committee, if the Special Committee is still in existence.
     5.6 Financing.
          (a) Equity Financing.
          (i) Subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Equity Financing Letter, each of Parent and Merger Sub shall use its reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to (A) obtain the Equity Financing contemplated by the Equity Financing Letter, (B) maintain in effect the Equity Financing Letter, (C) satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in the Equity Financing Letter that are within its or its Affiliates’ reasonable control, and (D) consummate the Equity Financing contemplated by the Equity Financing Letter at or prior to the Closing.
          (ii) Neither Parent nor Merger Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Financing Letter without the prior written consent of the Company. Parent shall promptly (and in any event within one (1) Business Day) notify the Company of (A) the termination (or attempted or purported termination, whether or not valid) of the Equity Financing Letter, or (B) any refusal by the Guarantor to provide or any stated intent by the Guarantor to refuse to provide the full financing contemplated by the Equity Financing Letter when such Financing is required thereunder to be provided.
          (b) Debt Financing.
               (i) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its respective reasonable best efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter, after giving effect to the “market flex” terms in the fee letter referred to therein, should such “market flex” terms be required (or on terms which would not be reasonably expected to delay or prevent the Closing (taking into account the expected timing of the Marketing Period), or make the funding of the Debt Financing less likely to occur), and use its respective reasonable best efforts to (A) maintain in effect the Debt Commitment Letter and negotiate definitive agreements with respect to the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter (or on terms which would not be reasonably expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur), (B) satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions applicable to Parent and Merger Sub set forth in such definitive agreements that are within their reasonable control, and (C) consummate the Debt Financing contemplated by the Debt Commitment Letter

(or such lesser amount as may be required to consummate the transactions contemplated by this Agreement) at or prior to the Closing. In the event that all conditions in the Debt Commitment Letter (other than the availability of funding of any of the Equity Financing) have been satisfied or upon funding will be satisfied, each of Parent and Merger Sub shall use its reasonable best efforts to cause such lenders and the other Persons providing such Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Debt Commitment Letter. Notwithstanding anything to the contrary in this Agreement, neither Parent nor Merger Sub shall be required to obtain the Debt Financing prior to the first (1st) Business Day after the final day of the Marketing Period.
               (ii) Neither Parent nor Merger Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case, whether by action or inaction), any term of the Debt Commitment Letter or any provision of the fee letter referenced in the Debt Commitment Letter (to the extent any such amendment, alteration, or waiver would reasonably be expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur) without the prior written consent of the Company if such amendment, alteration or waiver reduces the aggregate amount of the Debt Financing (unless the Equity Financing is increased by a corresponding amount) or amends the conditions precedent to the Debt Financing in a manner that would reasonably be expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur; provided, however, that Parent and Merger Sub may replace and/or amend the Debt Commitment Letter so long as (A) the terms would not be reasonably expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur and (B) the conditions to the Debt Financing set forth in the Debt Commitment Letter as of the date hereof would not be expanded in a manner that would reasonably be expected to delay or prevent the Closing; and in any such event, Parent shall disclose to the Company its intention to obtain such alternative financing, shall keep the Company informed of the terms thereof and shall deliver to the Company final drafts of the commitment letter (the “New Debt Commitment Letter”) providing for such alternative financing. The term “Debt Financing” as used herein shall be deemed to mean the Debt Financing contemplated by the Debt Commitment Letter to the extent not so superseded at the time in question and the New Debt Commitment Letter to the extent then in effect. Parent shall promptly (and in any event within one (1) business day) notify the Company of the termination of the Debt Commitment Letter and the New Debt Commitment Letter (if applicable).
               (iii) Prior to the Effective Time, the Company shall (and the Company shall cause each of its Subsidiaries to) provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting Representatives, to provide, in each case, at Parent’s sole expense (in accordance with the reimbursement provisions below), all cooperation reasonably requested by Parent or Merger Sub in connection with arranging and obtaining the Financing (or, in each case in this Section 5.6(b)(iii), any permitted replacement, amended, modified or alternative financing, including (A) furnishing Parent and Merger Sub and their Financing sources such financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (B) causing its senior executives to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, (C) assisting Parent and its Financing sources in the preparation of (1) offering documents for any portion of the Debt Financing and (2) materials for rating agency presentations, (D) cooperating with the marketing efforts of Parent and its Financing sources for all or any portion of the Debt Financing, (E) providing and executing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company with respect to solvency matters, (F) executing and delivering customary pledge and security documents and otherwise facilitate the pledging of collateral, (G) using reasonable best efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Parent and customary for financings similar to the Financing, and (H) cooperating with Parent’s efforts to obtain landlord consents, waivers and estoppels, surveys and title insurance as reasonably requested by Parent and customary for financings similar to the Financing; provided, that (I) neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or other fee or payment to obtain consent or to incur any liability (other than liability (x) that is contingent upon the Closing occurring or (y) for reasonable out-of-pocket expenses subject to reimbursement by Parent in accordance with this Section 5.6(b)(iii)) with respect to the Debt Financing prior to the Effective Time and (II) notwithstanding anything to the contrary contained in this Agreement (including this Section 5.6) (a) nothing in this Agreement (including this Section 5.6) shall require any such cooperation to the extent that it would require the Company or any of its Subsidiaries or Representatives, as applicable, to waive or amend any terms of this Agreement, (b) no action, liability or obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until the Effective Time and (c) the bank information memoranda or other offering documents required in relation to the Debt Financing will state that the Debt Financing will not be an obligation of the Company and/or its Subsidiaries unless and until the Merger occurs. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.6 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them of any type in connection with the arrangement of any Financing and any information used in connection therewith except with respect to any information prepared or provided by the Company or any of its Subsidiaries or any of their respective Representatives or to the extent such losses, damages, claims, costs or expenses result from the gross negligence or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives, and the foregoing obligations shall survive termination of this Agreement. All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 5.6(b)(iii) shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the financing sources and other potential sources of capital, rating agencies and prospective lenders and investors during syndication of the Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities). The Company hereby consents to the use of its and its Subsidiaries’ names, marks and logos in the offering materials for the Debt Financing; provided that such names, marks and logos are used solely in a manner that is not intended or not reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective intellectual property rights or imply that the Company or its Subsidiaries have prepared, endorsed or approved any such materials.
          (c) Acknowledgement. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing is not a condition to Closing.
          (d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.6 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against any source of the Financing to enforce its respective rights under the Equity Financing Letter or Debt Commitment Letter, except that Parent shall seek enforcement of the Equity Financing Letter solely if the Company seeks and is granted a decree of specific performance after all conditions to the granting therefor set forth in Section 8.8(b) have been satisfied, (ii) seek the Equity Financing from any source other than the Guarantor or in any amount in excess of that contemplated by the Equity Financing Letter or (iii) pay any fees to any source of Debt Financing in excess of those contemplated by the Debt Commitment Letter (whether to secure waiver of any conditions contained therein or otherwise).
     5.7 Anti-Takeover Laws. In the event that any state anti-takeover or other similar law is or becomes applicable to any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such law on this Agreement and the transactions contemplated hereby.
     5.8 Access. Until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall, and shall cause its Subsidiaries to (i) afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable prior notice provided to one of the Company’s senior executive officers, to the properties, books and records and personnel of the Company as Parent may reasonably request and (ii) furnish promptly to Parent such information concerning the business, properties, assets, liabilities, personnel or other aspect of the Company and its Subsidiaries as Parent or Merger Sub or their Representatives may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract (it being agreed, in the case of clause (b) or (c), that the Company and Parent shall attempt in good faith to design and implement alternative procedures to enable Parent to evaluate any such documents, information or Contracts without, as applicable, waiving such privilege or causing a violation or causing a default thereunder or giving any third party a right to terminate or accelerate the rights thereunder); or (d) such disclosure relates to individual performance or personnel evaluation records, medical histories or other personnel information that, in each case, in the Company’s good faith opinion would reasonably be expected to subject the Company or any of its Subsidiaries to liability; and provided further, that nothing in this Section 5.8 shall be construed to require the Company or its Representatives to prepare any reports, analyses, appraisals, opinions or other information and nothing in this Section 5.8 or elsewhere in this Agreement shall be construed to require the Company to allow Parent, its Affiliates or any of their respective employees, consultants, agents or representatives to conduct environmental testing (including any Phase 1 or similar assessment) or sampling of any kind at any real property without the prior written consent of the Company. Any investigation conducted pursuant to the access contemplated by this Section 5.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.8. Notwithstanding anything to the contrary in this Agreement, no such access or investigation, or any information obtained in connection therewith, shall affect or be deemed to modify or qualify any representation or warranty made by the Company in this Agreement.
     5.9 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     5.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.
          (a) The Surviving Corporation and its Subsidiaries shall (and, from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder except as required by applicable Law.
          (b) Without limiting the generality of the provisions of Section 5.10(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), subject to any restrictions under applicable Law, indemnify and hold harmless each Indemnified Person from and against, and advance expenses to each Indemnified Person in respect of, any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates at or prior to the Effective Time, including in connection with any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent or the Surviving Corporation a written notice asserting a claim for indemnification under this Section 5.10(b), then the foregoing obligations of the Parent and the Surviving Corporation to indemnify, hold harmless and advance expenses to Indemnified Persons in respect of the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved.
          (c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 5.10(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 5.10(c) of the Company Disclosure Schedule); provided, however, that that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy for such year with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, at the Company’s request, as of the Effective Time Parent shall purchase a six-year “tail” prepaid policy on the D&O Insurance at a cost per year covered for such tail policy not to exceed the Maximum Annual Premium, which policy shall be subject to the prior approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). In the event that Parent purchases such a “tail” policy prior to the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 5.10(c) shall be deemed satisfied, provided that the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use reasonable best efforts to maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.
          (d) If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 5.10.
          (e) The obligations set forth in this Section 5.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.10, with full rights of enforcement against the Surviving Corporation (and Parent) as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).
          (f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.
     5.11 Employee Matters.
          (a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor the Employee Plans set forth on Schedule 5.11 (the “Continuing Plans”) in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law.
          (b) The Surviving Corporation or one of its Subsidiaries shall (and Parent shall cause the Surviving Corporation or one of its Subsidiaries to) continue employment immediately following the Effective Time by the Surviving Corporation or one of its Subsidiaries of all employees of the Company and its Subsidiaries as of the Effective Time,

subject to Section 5.11(e) hereof. From the Effective Time until December 31, 2011, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) either, at the option of the Surviving Corporation, (i) maintain for the benefit of each Continuing Employee the Continuing Plans (but excluding equity based benefits, pensions and retiree medical, life and disability) at benefit levels that are substantially comparable in the aggregate to those in effect at the Company or its Subsidiaries on the date of this Agreement (other than equity based benefits, pensions and retiree medical, life and disability) and provide to each Continuing Employee compensation substantially comparable in the aggregate to the compensation provided to such Continuing Employee immediately prior to the Effective Time; or (ii) provide compensation, and benefits (other than equity based benefits, pensions and retiree medical, life and disability) to each Continuing Employee that, taken as a whole, are substantially comparable in the aggregate to the compensation and benefits (other than equity based benefits, pensions and retiree medical, life and disability) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”); or (iii) provide some combination of (i) and (ii) above such that each Continuing Employee receives compensation and benefits (other than equity based benefits, pensions and retiree medical, life and disability) that, taken as a whole, are substantially comparable in the aggregate to the compensation and benefits (other than equity based benefits, pensions and retiree medical, life and disability) provided to such Continuing Employee immediately prior to the Effective Time.
          (c) To the extent that a Continuing Plan or Comparable Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and, solely for purposes of vacation accrual and severance pay, benefit entitlement; provided, however, that such service need not be credited under any equity-based or non-qualified deferred compensation plan or arrangement or to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Continuing Plans or Comparable Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage in the plan year in which the Effective Time occurs under a Continuing Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived in the plan year in which the Effective Time occurs for such Continuing Employee and his or her covered dependents to the extent waived or satisfied under the corresponding Old Plan as of the Effective Time, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins in the plan year in which the Effective Time occurs to be given full credit under such New Plan for purposes of satisfying all deductible, co-pay, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time to the extent reflected as a working capital liability on the Company’s balance sheet.
          (d) Notwithstanding the foregoing, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide compensation and benefits to applicable Continuing Employees under the terms set forth in any Collective Bargaining Agreements to which the Company or any of its Subsidiaries is a party and to which, under the terms of such agreements, the Surviving Corporation or its applicable Subsidiaries shall be bound.
          (e) No provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation or any of their Affiliates to terminate, any Continuing Employee at any time and for any or no reason, subject to the terms of: (x) any employment agreements between Continuing Employees and the Company that govern termination of such employees following a change in control, and (y) any Collective Bargaining Agreements to which the Company or any of its Subsidiaries is a party and to which, under the terms of such agreements, the Surviving Corporation shall be bound; or (ii) subject to the limitations and requirements specifically set forth in this Section 5.11, require Parent or the Surviving Corporation to continue any Continuing Plan or Comparable Plan or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) create any third-party beneficiary rights or obligations in any Person (including any Continuing Employee or any dependent or beneficiary thereof) other than the parties to this Agreement.
     5.12 Obligations of Parent in respect of Merger Sub and Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement. In furtherance of and without limiting the foregoing, promptly following execution of this Agreement, Parent shall cause Intermediate Holdco, acting in its capacity as the sole stockholder of Merger Sub, to adopt this Agreement.
     5.13 Notification of Certain Matters.
          (a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall give prompt notice to Parent upon becoming aware that any representation made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that it would result in a failure of the conditions set forth in Section 6.2(a) or Section 6.2(b); provided, however, that no such notification shall affect or be deemed to modify any representations or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 5.13(a).

     (b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that it would result in a failure of the conditions set forth in Section 6.3(a) or Section 6.3(b); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 5.13(b).
     5.14 Public Statements and Disclosure. The initial press release regarding the Merger shall be a joint press release by the Company and Parent. Thereafter, neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement or disclosure concerning this Agreement or the Merger without the prior written consent of the other party(ies) (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable Law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party(ies) hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).
     5.15 Company Stockholder, Director and Management Arrangements. Except to the extent expressly authorized by the Company Board, the Special Committee or any other authorized committee of the Company Board in advance, prior to the Stockholder Meeting, none of Parent, Merger Sub or any of their respective Affiliates shall enter into any Contract, and none of Parent, Merger Sub or any of their respective Affiliates shall make or enter into any formal or informal arrangements or other understandings (whether or not binding), with any Company Stockholder, or any director or executive officer of the Company, relating (a) to this Agreement, the Merger or any other transactions contemplated by this Agreement, including as to any investment to be made in, or contributions to be made to, Parent or Merger Sub, or (b) to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.
     5.16 Treatment of Certain Company Indebtedness.
          (a) Prior to the Closing, at its option, Parent may direct the Company to direct its wholly owned subsidiary, Commercial Barge Line Company (“Commercial Barge Line”), to (x) commence a tender offer (the “Tender Offer”) for any and all of the Commercial Barge Line’s 12 1/2% Senior Secured Notes due 2017 (the “2017 Notes”) issued under the indenture, dated as of July 7, 2009, by and among Commercial Barge Line, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (as supplemented from time to time, the “Indenture”), and/or (y) subject to the terms and conditions of the Indenture, seek consents to amendment or waiver of one or more covenants and other provisions in the 2017 Notes and the Indenture (the “Consent Solicitation”), in each case, on such terms and conditions as specified by Parent from time to time, and Parent and Merger Sub shall provide such assistance as may be reasonably requested by the Company and Commercial Barge Line in connection therewith. In the event Parent elects to direct the Company to direct Commercial Barge Line to conduct the Tender Offer and/or the Consent Solicitation (together or individually, the “2017 Note Transactions”), (i) subject to Parent timely providing the Company with the terms and conditions of the 2017 Note Transactions and any relevant information with respect thereto reasonably required by the Company for the preparation of the Transaction Documents, the Company shall promptly prepare all necessary and appropriate documentation in connection with the 2017 Note Transactions (the “Transaction Documents”), which Transaction Documents shall be subject to the review and approval of Parent; (ii) Parent and the Company shall cooperate, and use their reasonable best efforts to cause their respective advisors and representatives to cooperate, with each other in the preparation of the Transaction Documents; (iii) the Company, Parent and Merger Sub shall cooperate in connection with the 2017 Note Transactions in order to cause the closing of the 2017 Note Transactions to occur (A) on a timely basis and (B) so long as Parent elects prior to the Election Deadline to direct the Company to direct Commercial Barge Line to conduct one or more 2017 Note Transactions, simultaneously with the Closing; (iv) upon the receipt of the consents required to effect the Consent Solicitation, the Company shall direct Commercial Barge Line to enter into a supplemental indenture reflecting the amendments to such indenture approved by such consents and will use its reasonable best efforts to cause the Indenture trustee to promptly enter into such supplemental indenture; provided, that (A) in the event that Parent directs the Company to direct Commercial Barge Line to conduct both 2017 Note Transactions, the amendments contained in such supplemental indenture shall not become operative until the closing of the Tender Offer, which shall be conditioned, among other things, on the occurrence of the Closing and (B) in the event that Parent directs the Company to direct Commercial Barge Line to conduct only the Consent Solicitation, the amendments contained in such supplemental indenture shall not become operative until the closing of the Consent Solicitation, which shall be conditioned, among other things, on the occurrence of the Closing; and (v) simultaneously with the closing of the 2017 Note Transactions and in accordance with the terms of the 2017 Note Transactions, Parent shall provide to Commercial Barge Line the funds necessary to consummate the 2017 Note Transactions (including the payment of all applicable premiums, consent fees and all related fees and expenses) and shall pay all fees and expenses related thereto, including those of any dealer managers. At the request of Parent, in connection with the 2017 Note Transactions, the Company shall direct Commercial Barge Line to enter into one or more dealer manager agreements with such Persons as shall be determined by Parent and reasonably acceptable to the Company. Without Parent’s prior written consent, the Company shall not, and shall cause each of its Subsidiaries not to, amend, waive, extend or agree to pay any amount in connection with any 2017 Note Transaction. If at any time prior to completion of any 2017 Note Transaction, Parent or the Company discovers that any information relating to it, or any of its respective partners, members, stockholders, directors, officers or other Affiliates, in each case, that should be set forth in an amendment or supplement to the Transaction Documents, so that the

Transaction Documents, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other, and the Company shall promptly prepare and disseminate or direct Commercial Barge Line to prepare and disseminate to the holders of the 2017 Notes an appropriate amendment or supplement to the Transaction Documents describing such information.
          (b) Notwithstanding anything in this Section 5.16, none of the Company or any of its Subsidiaries shall (i) be required to pay any commitment or other similar fee or to make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the 2017 Note Transactions, compliance with Section 5.16(a) or any of the foregoing that is effective prior to the Effective Time or (ii) be required to take any action pursuant to this Section 5.16 if doing so would or would be reasonably expected to prevent or delay the consummation of the Merger or the ability of the Company to fully perform its covenants under this Agreement. Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives of the Company from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the 2017 Note Transactions and in compliance with Section 5.16(a) (including any action taken in accordance with Section 5.16(a) at Parent’s request) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries), except with respect to any information prepared or provided by the Company or any of its Subsidiaries or any of their respective Representatives or to the extent such losses, damages, claims, costs or expenses result from the gross negligence or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives. Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 5.16, including in connection with the review of the Transaction Documents.
          (c) No less than one (1) Business Day prior to the Closing Date, the Company shall deliver to Parent one or more customary payoff letters signed by Bank of America, N.A., as the Administrative Agent under the Company’s existing credit facility, setting forth all amounts necessary to be paid in order to fully pay off all of the Indebtedness under such facility on the Closing Date and providing that, upon such payment, such Indebtedness will be extinguished and all Encumbrances relating thereto will be released.
     5.17 Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against Parent, Merger Sub, the Company and/or the members of the board of directors of the Company prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder litigation brought, or, to the Knowledge of the Company, threatened in writing, against Parent, Merger Sub, the Company and/or members of the board of directors of the Company and Parent shall notify the Company of any such stockholder litigation against Parent or Merger Sub, and the Company shall keep Parent, and Parent shall keep the Company, reasonably informed with respect to the status thereof; provided that such status update need not include any documents or information that would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information; provided, further, that that the Company and Parent shall attempt in good faith to design and implement alternative procedures to enable Parent to evaluate any such documents or information without waiving such privilege. The Company shall give Parent the opportunity to participate in the defense or settlement of any such stockholder litigation. The Company shall not enter into any settlement with respect to any such stockholder litigation without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).
ARTICLE VI
CONDITIONS TO THE MERGER
     6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:
          (a) Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval.
          (b) Antitrust Approval. The waiting period (and extensions thereof) applicable to the Merger under the HSR Act and any foreign antitrust laws shall have expired or been terminated.
          (c) No Prohibitive Laws or Injunctions. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered a Law that is in effect and renders illegal, restricts, restrains, enjoins or otherwise prohibits, the Merger in the United States or any State thereof, or (ii) issued or entered an Order that is in effect and restricts, restrains, enjoins or otherwise prohibits the Merger in the United States or any State thereof.
     6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:
          (a) Representations and Warranties.
               (i) The representations and warranties of the Company set forth in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.12(b) and Section 2.28 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date;
               (ii) the representations and warranties of the Company set forth in Section 2.7 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct as of such particular date), except where the failure to be so true and correct would not result in the payment by Parent of an aggregate value of consideration in connection with the Merger that is in excess, by more than a de minimis extent, of the aggregate value of the consideration that would have been payable by Parent in the Merger in the absence of such failure to be true and correct;
               (iii) the representations and warranties of the Company set forth in Section 2.23, Section 2.27 and clause (G) of Section 2.13(a) shall be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifiers therein) on and as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date, except for such of those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifiers therein) as of such particular date;
               (iv) the representations and warranties of the Company set forth in Sections 2.30(a) - 2.30(e) shall be (A) true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifiers therein) on and as of the date of this Agreement and (B) true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers therein) on and as of the Closing Date with the same force and effect as if made on and as of such date, except in the case of clause (B), for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; and
               (v) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers therein) on and as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; and (B) for such of those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers therein) as of such particular date, except for any failure to be so true and correct as of such particular date which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations that are to be performed by it under this Agreement prior to the Effective Time.
          (c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

          (d) Company Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the execution, delivery and effectiveness of this Agreement.
          (e) Company Affidavit. The Company shall have delivered to Parent an affidavit, dated as of the Closing Date, setting forth the Company’s name, address and federal employer identification number and stating under penalties of perjury that the Company is not and has not during the previous five years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
     6.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement; (ii) for changes contemplated by this Agreement; and (iii) for those representations and warranties that address matters only as of a particular date, which representations shall have been so true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the Merger or prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.
          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations that are to be performed by them under this Agreement prior to the Effective Time.
          (c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     7.1 Termination. This Agreement may be validly terminated at any time prior to the Effective Time, except as otherwise provided below whether before or after receipt of the Requisite Shareholder Approval, only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

          (a) by mutual written agreement of Parent and the Company after action by their respective boards of directors; or
          (b) by either Parent or the Company, in the event that any Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered a Law that is in effect at the time of such termination and renders illegal or restricts, restrains, enjoins or otherwise prohibits the Merger in the United States or any State thereof at the time of such termination, or (ii) issued or entered a permanent, final and non-appealable injunction, ruling, decree or order that restricts, restrains, enjoins or otherwise prohibits the Merger in the United States or any State thereof; or
          (c) by either Parent or the Company, in the event that the Effective Time shall not have occurred by 5:00 p.m. (New York time) on March 18, 2011 (such date and time being referred to herein as the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party hereto whose actions or omissions have been the primary cause of, or the primary factor that resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party set forth in Article VI to consummate the Merger prior to the Termination Date or (B) the failure of the Effective Time to have occurred prior to the Termination Date; or
          (d) by either Parent or the Company, in the event that the Company shall have failed to obtain the Requisite Stockholder Approval at the meeting (as it may be adjourned or postponed) of Company Stockholders at which a vote is taken on the adoption of this Agreement; or
          (e) by Parent, in the event that (i) neither Parent nor Merger Sub is in material breach of its respective covenants under this Agreement, and (ii) the Company shall have breached or failed to perform any of its covenants or agreements in this Agreement, or any representations or warranties of the Company in this Agreement shall have become incorrect, in any case such that one or more conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, and shall have failed to cure such material breach, failure to perform or inaccuracy within thirty (30) calendar days after the Company has received written notice of such breach, failure to perform or inaccuracy from Parent or, if earlier, the date that is two (2) Business Days prior to the Termination Date (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) in respect of the breach set forth in any such written notice (A) at any time prior to the earlier of the end of such thirty (30) calendar day period and the second (2nd) Business Day prior to the Termination Date, and (B) at any time after such thirty (30) calendar day period if the Company shall have cured such breach, failure to perform or inaccuracy during such thirty (30) calendar day period); or
          (f) by Parent, in the event that (i) the Company Board shall have effected a Company Board Recommendation Change; or (ii) a tender or exchange offer for Company Common Stock that would, if consummated in accordance with its terms, constitute an Competing Acquisition Transaction is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act)

reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer; or
          (g) by the Company, in the event that (i) the Company is not in material breach of any of its covenants under this Agreement, and (ii) Parent and/or Merger Sub shall have breached or failed to perform any of their respective covenants or agreements in this Agreement, or any representations or warranties of Parent and/or Merger Sub in this Agreement shall have become incorrect, in any case such that one or more conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied, and shall have failed to cure such material breach, failure to perform or inaccuracy within thirty (30) calendar days after Parent and Merger Sub have received written notice of such breach, failure to perform or inaccuracy from the Company or, if earlier, the date that is two (2) Business Days prior to the Termination Date (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) calendar day period, and (B) at any time after such thirty (30) calendar day period if Parent and/or Merger Sub shall have cured such breach, failure to perform or inaccuracy during such thirty (30) calendar day period); or
          (h) by the Company, at any time prior to the receipt of the Requisite Stockholder Approval, if the Company shall have received a Superior Proposal and in order for the Company to enter into a merger agreement, acquisition agreement, purchase agreement or other similar agreement that the Company Board has authorized and directed the Company to execute with respect to such Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) prior to or simultaneously with such termination the payment required by Section 7.3(b) has been made in full to Parent in accordance with Section 7.3(b), (ii) simultaneously or promptly following such termination the Company enters into such agreement and (iii) the Company has complied in all material respects with Section 4.3 and Section 5.5; or
          (i) by the Company, in the event (A) the conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that (i) by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing or (ii) have not been satisfied as a result of Parent or Merger Sub’s breach or failure to perform any of their respective covenants in this Agreement), (B) the Company was, and (at least one (1) Business Day prior to the date on which the Closing should have occurred pursuant to Section 1.3) delivered in good faith written notice (by e-mail or by such other notice that complies with the provisions of Section 8.2) to Parent (1) identifying such date as the date on which the Company in good faith believes the Closing should occur pursuant to Section 1.3 and (2) to the effect that it would be, ready, willing and able to consummate the Merger on such date, and (C) Parent fails to close the transactions contemplated herein, including the Merger, within three (3) Business Days of such date.
     The party hereto terminating this Agreement pursuant to this Section 7.1 shall deliver prompt written notice thereof to the other party(ies) hereto setting forth the provision of this Section 7.1 pursuant to which this Agreement is being terminated.

     7.2 Notice of Termination; Effect of Termination. Any valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (b) subject to Section 7.3(e), nothing in this Agreement shall relieve any party or parties hereto, as applicable, from liability for any material breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
     7.3 Fees and Expenses.
          (a) General. Except as set forth in Section 5.6, Section 5.16 or this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.
          (b) Company Payments.
               (i) In the event that (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 7.1(c) or Section 7.1(d) an Acquisition Proposal shall have been (1) (x) made to the Company and (y) publicly disclosed or publicly announced by any Person other than Parent or Merger Sub and (2) not publicly withdrawn, (B) this Agreement is validly terminated pursuant to Section 7.1(c) or Section 7.1(d), and (C) within twelve (12) months following such termination of this Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for an Acquisition Transaction that is subsequently consummated (whether or not during such twelve-month period), then the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, concurrently with the consummation of such Acquisition Transaction.
               (ii) In the event that this Agreement is validly terminated pursuant to Section 7.1(f), the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within two (2) Business Days following the occurrence of such termination.
               (iii) In the event that this Agreement is validly terminated pursuant to Section 7.1(h), the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, prior to, or simultaneously with, the occurrence of such termination.

          (c) Parent Termination Fee. In the event that this Agreement is validly terminated pursuant to (A) Section 7.1(g) or Section 7.1(i) or (B) Section 7.1(c) and at the time of such termination this Agreement could have been terminated by the Company pursuant to Section 7.1(g) or Section 7.1(i), then Parent shall pay or cause to be paid the Parent Termination Fee to the Company promptly, and in any event within two (2) Business Days following such termination, by wire transfer of same day funds to one or more accounts designated by the Company; provided that, in the event that (I) the Parent Termination Fee would otherwise be payable in accordance with this Section 7.3(c) and (II) (A) all conditions in Section 6.1 and Section 6.2 have been satisfied at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded (or, with respect to those conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied at the Closing) and (B) the financing provided for by the Debt Commitment Letter (or, if alternative financing is being used in accordance with Section 5.6, pursuant to the commitments with respect thereto) has been funded, or will be funded at the Closing, in accordance with the terms of the Debt Commitment Letter if the Equity Financing is funded at the Closing, then the amount of the Parent Termination Fee payable shall be increased to twenty million dollars ($20,000,000).
          (d) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall (i) the Company be required to pay the Company Termination Fee on more than one occasion or (ii) the Parent Parties be required to pay, or to cause to be paid, the Parent Termination Fee on more than one occasion, in each case whether nor not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.
          (e) Liquidated Damages.
               (i) In the circumstances in which the Company Termination Fee is paid in accordance with Section 7.3(b), Parent’s receipt of the Company Termination Fee from the Company pursuant to Section 7.3(b) shall (A) subject to Section 7.3(f), be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for the termination giving rise to payment of such Company Termination Fee, and (B) subject to Section 7.3(f) and Section 8.8, be the sole and exclusive remedy of Parent and Merger Sub against the Company, its Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Parties”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder, and no Company Party shall have any other liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that in no event shall the Company’s liability for the Company’s willful material beach or failure to perform any of its covenants or agreements in this Agreement be limited (it being understood and agreed that the failure to consummate the transactions contemplated by this Agreement in the event that all of the conditions to Closing have been satisfied or waived in accordance with this Agreement shall be deemed a willful material breach of this Agreement).
               (ii) The Company’s receipt of the Parent Termination Fee from Parent pursuant to Section 7.3(c), and the guarantee thereof pursuant to the Guarantee, shall, subject to Section 7.3(f), be the sole and exclusive remedy of the Company and its Affiliates against Parent, its Subsidiaries, Guarantor and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Parent Parties”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder, and no Parent Party shall have any other liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.
               (iii) For the avoidance of doubt, (A) under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Termination Fee (together with any amounts payable pursuant to Section 7.3(f)), (B) subject to Section 8.8, under no circumstances (other than willful material breach by the Company of any of its covenants or agreements in this Agreement) will Parent be entitled to monetary damages in excess of the amount of the Company Termination Fee (together with any amounts payable pursuant to Section 7.3(f)), and (C) while Parent may pursue both a grant of specific performance and the payment of the Company Termination Fee, under no circumstance shall Parent be permitted or entitled to receive both a grant of specific performance that results in the Merger occurring and all or any portion of the Company Termination Fee (provided that Parent shall in any event be entitled to receive any and all amounts payable pursuant to Section 7.3(f)).
          (f) Costs of Recovery. The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.3(b) or Parent fails to promptly pay the amount due pursuant to Section 7.3(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 7.3(b) or a judgment against Parent for the amount set forth in Section 7.3(c), the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, (i) its costs and expenses (including attorneys’ fees) in connection with such suit and (ii) interest on the amount payable pursuant to such judgment at the prime rate of Citibank N.A. in effect on the date of payment, with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to Section 7.3(b) or Section 7.3(c) of this Agreement, as applicable, through the date of payment.

ARTICLE VIII
GENERAL PROVISIONS
     8.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only this Article VIII, Article I, Section 5.10 and Section 5.11 shall so survive the Effective Time in accordance with their respective terms. The Guarantee shall survive the termination of this Agreement in accordance with its terms.
     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:
          (a) if to Parent or Merger Sub, to:
Finn Holding Corporation
c/o Platinum Equity, LLC
52 Vanderbilt Avenue
New York, NY 10017
Attn: Louis Samson
Fax: (212) 905-0011
with copies (which shall not constitute notice) to:
Finn Holding Corporation
c/o Platinum Equity, LLC
360 North Crescent Drive, South Building
Beverly Hills, CA 90210
Attn: Eva M. Kalawski
Fax: (310) 712-1863
and
Latham & Watkins LLP
555 11th Street, N.W.
Suite 1000
Washington, DC 20004
Attn: David I. Brown, Esq.
Fax: (202) 637-2201

          (b) if to the Company (prior to the Effective Time), to:
American Commercial Lines Inc.
1701 E. Market Street
Jeffersonville, Indiana 47130
Attention: General Counsel
Telecopy No.: (812) 288-0294
with copies (which shall not constitute notice) to:
Hogan Lovells US LLP
875 Third Avenue
New York, New York 10022
Attn: Amy Bowerman Freed, Esq.
Alexander B. Johnson, Esq.
Fax: (212) 918-3100
and
Hogan Lovells US LLP
100 International Drive
Suite 2000
Baltimore, Maryland 21202
Attn: Michael J. Silver, Esq.
Fax: (410) 659-2701
and
Richards, Layton & Finger One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attn: Mark J. Gentile, Esq.
Fax: (302) 498-7722
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above (or, if specifically provided for elsewhere in this Agreement such as Section 7.1(i), by email).
     8.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent and Merger Sub shall have the right to assign all or any portion of their respective rights and obligations under this Agreement (a) from and after the Effective Time, in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation, (b) from and after the Effective Time, to any lender providing financing to Parent or the Surviving Corporation or any of their Affiliates, for collateral security purposes, and any such lender may exercise all of the rights and remedies of Parent hereunder or (c) to any wholly owned Subsidiary of Parent; provided, that in the event of an assignment pursuant to this Section 8.3(c), each of Parent and Merger Sub will remain bound by its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     8.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that an Affiliate of Parent and the Company have previously executed a Confidentiality Agreement, dated May 28, 2010 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.
     8.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Guarantee, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
     8.6 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any Person that is not a party hereto any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 5.10, (b) with respect to the reimbursement and indemnification obligations of Parent under Section 5.6(b)(iii), (c) from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the merger consideration set forth in Article I and (d) the Parent Parties and the Company Parties (other than the parties to this Agreement themselves) shall be intended third party beneficiaries of, and permitted to enforce, the limitations on liability set forth in or contemplated by Section 7.3(e).
     8.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     8.8 Remedies.
          (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy; provided that, notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to specific performance of, or injunctive relief with respect to, the covenants or agreements of Parent or Merger Sub under this Agreement.
          (b) The parties hereto hereby agree that irreparable damage would occur in the event that any covenant or agreement of the Company in this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that, unless this Agreement has been terminated in accordance with Article VII, in the event of any breach or threatened breach by the Company of any of its covenants or obligations set forth in this Agreement, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the Company, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company under this Agreement.
          (c) The Company agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company under this Agreement. The Company further agrees that by seeking the remedies provided for in Section 8.8(a), Parent and Merger Sub shall not in any respect waive their right to seek any other form of relief that may be available to Parent and Merger Sub under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 8.8 are not available or otherwise are not granted, nor shall the commencement of any Legal Proceeding pursuant to Section 8.8(a) or anything set forth in this Section 8.8 restrict or limit Parent’s or Merger Sub’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter. In connection with seeking an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement or to enforce by specific performance the terms and provisions of this Agreement, Parent and Merger Sub shall not be required to provide any bond or other security in connection with any such order or injunction.

     8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving regard to any principles of conflicts of law thereof to the extent they would result in the application of the laws of another jurisdiction.
     8.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, the Equity Financing Letter and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with this Section 8.10 or in such other manner as may be permitted by applicable Law, and nothing in this Section 8.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement, the Equity Financing Letter, the Guarantee or the transactions contemplated hereby or thereby, the Equity Financing Letter, the Guarantee, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement, the Equity Financing Letter, the Guarantee or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement, the Equity Financing Letter, the Guarantee or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
     8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE EQUITY FINANCING LETTER, THE GUARANTEE OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.
     8.12 Company Disclosure Schedule References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The parties hereto further agree that the mere inclusion of an item in the Company Disclosure Schedule as an exception to the representations and warranties (or covenants as applicable) of the Company shall not be deemed an admission that such item represents a material exception or material fact, event or circumstances or that such has had or, individually or in the aggregate, would have a Company Material Adverse Effect.
     8.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     8.14 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time, whether before or after receipt of the Requisite Stockholder Approval, by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that the Company has received the Requisite Stockholder Approval, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under the DGCL without such approval.
     8.15 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
ARTICLE IX
DEFINITIONS & INTERPRETATIONS
     9.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
          (a) “Acceptable Confidentiality Agreement” shall mean an agreement with respect to the confidentiality of the Company’s material non-public information that is either: (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement and that contains provisions that require any counter-party(ies) thereto (and any of its(their) representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential, provided that (x) such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its(their) representatives named therein) than the terms of the Confidentiality Agreement and (y) such confidentiality agreement does not prohibit the Company from providing to Parent the documents or other information that this Agreement contemplates the Company providing to Parent. For the avoidance of doubt, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.
          (b) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.
          (c) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Merger) involving:
               (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Common Stock representing more than fifteen percent (15%) of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than fifteen percent (15%) of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;
               (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof, the related revenues applicable to such assets or the related net income applicable to such assets, in each case as of the date of such sale, transfer, acquisition or disposition); or
               (iii) any merger, consolidation, business combination, sale of capital stock, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold fifteen percent (15%) or more of the shares of the outstanding Company Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger after giving effect to the consummation of such transaction.
          (d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

          (e) “Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.
          (f) “Audited Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2009 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2009.
          (g) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.
          (h) “COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.
          (i) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statutes, rules and regulations thereto.
          (j) “Company Board” shall mean the Board of Directors of the Company.
          (k) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.
          (l) “Company Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.
          (m) “Company Material Adverse Effect” shall mean any change, occurrence, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects, is or would reasonably be expected to be materially adverse to (A) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (B) the ability of the Company to consummate the Merger or otherwise perform its obligations under this Agreement; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) directly or indirectly resulting from, arising out of or attributable to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” or shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur, in each case, pursuant to clause (A) above:
               (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

               (ii) changes in conditions generally affecting the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) such changes in interest rates in the United States or any other country and such changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
               (iii) changes in conditions generally affecting the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the cargo barge transportation industry generally or the shipbuilding and repair industry generally;
               (iv) changes in political conditions generally affecting the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world;
               (v) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof) after the date hereof;
               (vi) except as related to Section 2.5 or Section 2.6, the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the transactions contemplated hereby;
               (vii) except as related to Section 2.5 or Section 2.6, compliance with the terms of, or the taking of any action required by this Agreement (other than Section 4.1), or the failure to take any action prohibited by this Agreement (other than Section 4.1) or any actions taken, or failure to take action, in each case, to which Parent has in writing expressly approved, consented to or requested to the extent the possibility of such Effects were described to Parent by the Company in advance of such approval, consent or requested action or failure to act or were otherwise reasonably foreseeable Effects of the applicable action or failure to act;
               (viii) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);
               (ix) any failure, in and of itself, by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations;
               (x) changes in the Company’s analysts’ recommendations with respect to the Company; and

               (xi) the availability or cost of equity, debt or other financing to Parent or Merger Sub; provided, however, that (I) each Effect set forth in clause (i), (ii), (iii), (iv), or (v) above may be taken into account in determining whether a Company Material Adverse Effect has occurred, or may, would or could occur pursuant to clause (x) above if such Effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, related to other companies operating in the industries in which the Company and its Subsidiaries operate and (II) any cause of any Effect referred to in clause (viii), (ix), (x) or (xi) (if not otherwise expressly falling within any of the clauses (i) through (xi) above) may be taken into account in determining whether a Company Material Adverse Effect has occurred, or may, would or could occur pursuant to clause (A) above.
          (n) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.
          (o) “Company Preferred Stock” shall mean the Preferred Stock, with no par value, of the Company.
          (p) “Company RSU Awards” shall mean any awards of restricted stock units, including any awards of performance-based restricted stock units, outstanding under any of the Company Stock Plans.
          (q) “Company Stock Plans” shall mean (i) the American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors, (ii) the American Commercial Lines Inc. 2005 Stock Incentive Plan, as amended, and (ii) the American Commercial Lines Inc. 2008 Omnibus Incentive Plan.
          (r) “Company Stockholders” shall mean holders of shares of Company Capital Stock immediately prior to the Effective Time.
          (s) “Company Termination Fee” shall mean an amount in cash equal to fourteen million dollars ($14,000,000); provided, however, that notwithstanding the foregoing, “Company Termination Fee” shall mean an amount in cash (without interest) equal to twelve million dollars ($12,000,000) in the event that, at any time prior to the No-Shop Period Start Date, this Agreement is terminated pursuant to Section 7.1(h).
          (t) “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” under this Agreement except that all references therein to “fifteen percent (15%)” shall be references to “fifty percent (50%).”
          (u) “Continuing Employees” shall mean all current employees of the Company who are offered and timely accept employment by Parent or any Subsidiary of Parent as of the Effective Time, who continue their employment with the Company at the request of Parent as of the Effective Time or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent as of the Effective Time as required by applicable Law.

          (v) “Contract” shall mean any written or oral contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, agreement, obligation, commitment or binding arrangement or understanding.
          (w) “Delaware Law” shall mean the DGCL and any other applicable Law (including common law) of the State of Delaware.
          (x) “DOJ” shall mean the United States Department of Justice or any successor thereto.
          (y) “DOL” shall mean the United States Department of Labor or any successor thereto.
          (z) “Election Deadline” shall mean five (5) Business Days prior to the date on which the Proxy Statement is mailed to the Company Stockholders.
          (aa) “Environmental Laws” shall mean all applicable Laws, regulations, codes, licenses, permits, orders, judgments, decrees and injunctions from any Governmental Authority concerning (A) the protection of human health and the environment, (including indoor and outdoor air, water, soil and natural resources) or (B) the use, generation, storage, handling, Release or disposal of Hazardous Materials, in each case as presently in effect.
          (bb) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
          (cc) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
          (dd) “Excluded Party” shall mean any Person that has made or delivered to the Company (or any of its Representatives in their capacity as such) a bona fide written Acquisition Proposal on or prior to the No-Shop Period Start Date which did not result from a breach of Section 4.3 and which the Company Board shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.
          (ee) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.
          (ff) “GAAP” shall mean United States generally accepted accounting principles, applied consistently.
          (gg) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, subdivision or instrumentality, and any court, tribunal or judicial or arbitral body, in each case whether federal, state, county, provincial, and whether local or foreign.

          (hh) “Hazardous Materials” shall mean all substances presently listed, defined, designated or classified as hazardous, toxic or radioactive, or regulated as such, under any applicable Environmental Law, including (i) petroleum and any derivative or by-product thereof, and any asbestos and asbestos-containing materials and (ii) with respect to Marine Environmental Incidents, any other pollutant, contaminant, waste, deleterious substance or dangerous good.
          (ii) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
          (jj) “Indebtedness” shall mean, with respect to any Person, (a) any liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (i) for borrowed money; (ii) evidenced by a note, debenture or similar instrument; (iii) for a purchase money obligation or similar obligation given in connection with the acquisition of any property or assets, including securities; (iv) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (v) under any lease or similar arrangement that is, or would be required in accordance with GAAP to be, accounted for by the lessee as a capital lease; or (vi) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (b) any guarantee by that Person of any such liability of others described in the preceding clause (a).
          (kk) “Intellectual Property” shall mean all U.S. and foreign: (A) trademarks, service marks, trade names, Internet domain names, designs, logos, and slogans, together with goodwill, registrations, and applications relating to the foregoing (“Trademarks”); (B) patents and pending patent applications, invention disclosures, and all renewals, reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (“Patents”); (C) registered and unregistered copyrights, including all applications therefor and renewals thereof, as well as software, designs, and other works of authorship (“Copyrights”); and (D) confidential information, technology, know-how, inventions, processes, formulae, algorithms, models, and methodologies.
          (ll) “Intervening Event” shall mean any material development (other than an Acquisition Proposal) after the date of this Agreement that was not known or reasonably foreseeable by the Company Board on the date of this Agreement (or, if known, the material consequences of which could not reasonably have been known to or understood by the Company Board as of the date of this Agreement).
          (mm) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.
          (nn) “Jeffboat” shall mean Jeffboat LLC, a Delaware limited liability company that is an indirect wholly owned subsidiary of the Company.

          (oo) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of the Persons set forth in Section 9.1(nn) of the Company Disclosure Schedule.
          (pp) “Law” shall mean any domestic or foreign, federal, state, provincial, or local statute, law, ordinance, regulation, rule, code, Order or rule of common law.
          (qq) “Legal Proceeding” shall mean any legal action, charge, lawsuit, litigation, arbitration, investigation (to the extent known by the investigated party) or other similarly formal legal proceeding of any kind whatsoever, whether at law or in equity, which has been brought by or is pending before any Governmental Authority.
          (rr) “Lien” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, easement, right-of-way, encroachment, covenant, condition, encumbrance or other right, adverse claim or interest whether voluntarily incurred or arising by operation of law (including, in the case of a Vessel owned by the Company or its Subsidiaries, a charter or lease of such Vessel).
          (ss) “Marine Environmental Incident” shall mean (a) any release of any Hazardous Materials from any of the Vessels during the period that such Vessels are owned, leased or chartered by the Company or its Subsidiaries; or (b) any incident in which any Hazardous Materials are released from a vessel other than a Vessel and which involves a collision between a Vessel while owned, leased or operated by the Company or its Subsidiaries and such other vessel or some other incident of navigation or operation, including an allision; in either case, where such Vessel or the Company and/or one of its Subsidiaries is actually or allegedly at fault or otherwise liable (in whole or in part); or (c) any incident in which any Hazardous Material is released from a vessel other than a Vessel and where a Vessel while owned, leased or operated by the Company or its Subsidiaries is actually or potentially liable to be arrested as a result thereof and/or where the Company and/or one of its Subsidiaries and/or the charter of the Vessel is actually or allegedly at fault or otherwise liable.
          (tt) “Marketing Period” shall mean the period beginning on the date of this Agreement and ending on (i) December 21, 2010 if the Requisite Stockholder Approval shall have been obtained on or before December 20, 2010, and (ii) if the Requisite Stockholder Approval shall not have been obtained by December 20, 2010, five (5) Business days after the date on which the Requisite Stockholder Approval is obtained.
          (uu) “Nasdaq” shall mean the NASDAQ Global Select Market, any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, Inc. or any successor thereto.
          (vv) “Order” shall mean any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          (ww) “Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries as of the date hereof.

          (xx) “Parent Termination Fee” shall mean an amount in cash equal to sixteen million dollars ($16,000,000), as such amount may be increased pursuant to Section 7.3(c).
          (yy) “Permits” shall mean permits, licenses, Consents, certifications, registrations, franchises, variances and exemptions issued or granted by a Governmental Authority.
          (zz) “Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies that (A) are not yet delinquent, or (B) are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Reports; (iii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests incurred in the ordinary course of business consistent with past practice that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iv) leases and subleases disclosed in Section 2.15(a)(ii) of the Company Disclosure Schedule; (v) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property leased, used or held for use by the Company or any of its Subsidiaries; (vi) statutory Liens of landlords under Leases; (vii) Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets to which they relate; and (viii) Liens that are released at or prior to Closing.
          (aaa) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity.
          (bbb) “Release” shall mean any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Materials into or upon the environment.
          (ccc) “Remediation” shall mean any investigation, clean-up, removal action, remedial action, restoration, repair, abatement, response action, corrective action, monitoring, sampling and analysis, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.
          (ddd) “Sarbanes Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
          (eee) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

          (fff) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
          (ggg) “Significant Subsidiary” shall have the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.
          (hhh) “Subsidiary” of any Person shall mean, except as set forth on Section 9.1(ggg) of the Company Disclosure Schedule, (i) a corporation fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a fifty percent (50%) ownership or the power to direct the policies, management and affairs thereof.
          (iii) “Superior Proposal” shall mean any written Acquisition Proposal for an Acquisition Transaction (with the percentages set forth in the definition of such term changed from fifteen percent (15%) to fifty percent (50%)) on terms that the Company Board shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) (i) is reasonably likely to be consummated in accordance with its terms on a timely basis, taking into account all legal and financial, antitrust and other regulatory aspects of the proposal and the Person making the proposal, including the financing thereof and any conditions thereto and (ii) would be more favorable to the Company Stockholders (in their capacity as such) from a financial point of view than the Merger (taking into account (A) any amendments to this Agreement made or proposed by Parent to be made in accordance with Section 5.5(a) and (B) any amounts payable by the Company or any of its Subsidiaries as a result of the termination of this Agreement, including the Company Termination Fee).
          (jjj) “Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, charges, duties, fees, levies or other assessments of any kind whatsoever imposed by a Governmental Authority, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, escheat, withholding, payroll, recapture, employment, fuel, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and (ii) any liability for amounts described under clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law), as a result of transferee or successor liability, by contract, by Law or otherwise.
          (kkk) “U.S. Citizen” shall mean a Person that is a citizen of the United States within the meaning of 46 U.S.C. § 50501, and the regulations promulgated thereunder (as each may be amended from time to time), eligible and qualified to own and operate vessels in the U.S. Coastwise Trade.
          (lll) “U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of Chapter 551 of Title 46 of the United States Code.
          (mmm) “Vessels” shall mean the vessels owned, leased or chartered by the Company and its Subsidiaries, including towboats, tugs, and barges.
     9.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
2017 Note Transactions	5.16	(a)
2017 Notes	5.16	(a)
Agreement	Preamble
Assumed Award	1.7	(d)(iii)
Budget	2.31
Capitalization Date	2.7	(a)
Certificate of Incorporation	1.5
Certificate of Merger	1.2
Certificates	1.8	(c)
Chancery Court	8.10
Closing	1.3
Closing Date	1.3
Collective Bargaining Agreement	2.19	(a)
Commercial Barge Line	5.16	(a)
Company	Preamble
Company Board Recommendation	2.3
Company Board Recommendation Change	5.5	(a)
Company Disclosure Schedule	Article II
Company Intellectual Property	2.16	(a)
Company Parties	7.3	(e)(i)
Company SEC Reports	2.9
Company Securities	2.7	(c)
Company Stockholder Meeting	5.4	(a)
Comparable Plans	5.11	(b)
Confidentiality Agreement	8.4
Consent	2.6
Consent Solicitation	5.16	(a)
Continuing Plans	5.11	(a)
D&O Insurance	5.10	(c)
Debt Commitment Letter	3.11	(b)
Debt Financing	3.11	(b)

Term	Section Reference
Delaware Secretary of State	1.2
DGCL	Recitals
Dissenting Shares	1.7	(c)(i)
Effective Time	1.2
Employee Plans	2.18	(a)
Equity Financing	3.11	(a)
Equity Financing Letter	3.11	(b)
ERISA Affiliate	2.18	(a)
Exchange Fund	1.8	(b)
Exchange Ratio	1.7	(d)(iii)
Financing	3.11	(b)
Financing Letters	3.11	(b)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Persons	5.10	(a)
Indenture	5.16	(a)
Intermediate Holdco	3.2
In-the-Money Option	1.7(d)(ii)
Leased Real Property	2.15	(b)
Leases	2.15	(b)
Material Contract	2.13
Maximum Annual Premium	5.10	(c)
Merger	Recitals
Merger Sub	Preamble
New Debt Commitment Letter	5.6	(b)(ii)
New Plans	5.11	(c)
No-Shop Period Start Date	4.3	(a)
Old Plans	5.11	(c)
Option Consideration	1.7	(d)
Other Required Company Filing(s)	2.29
Owned Company Shares	1.7(a)(ii)
Parent	Preamble
Parent Common Stock	1.7(d)(iii)
Parent Parties	7.3(e)(ii)
Payment Agent	1.8
Per Share Price	1.7	(a)(i)
Proxy Statement	2.29
Report Date	2.30	(a)
Representatives	4.3	(a)
Requisite Stockholder Approval	2.4
RSU Consideration	1.7	(d)
Special Committee	Recitals
Surviving Corporation	1.1
Tax Returns	2.17	(a)
Tender Election Deadline	5.16	(a)
Tender Offer	5.16	(a)

Term	Section Reference
Termination Date	7.1	(c)
Transaction Documents	5.16	(a)
Uncertificated Shares	1.8	(c)
Voting Agreement	Recitals
     9.3 Certain Interpretations.
          (a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.
          (b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”
          (c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
          (d) References to “$” and “dollars” are to the currency of the United States.
          (e) References to “made available” shall mean that such documents or information referenced shall have been contained in the Company’s electronic data room for Project Monticello to which Parent and its counsel had access, or which have otherwise been delivered to the applicable Person.
          (f) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
          (g) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
          (h) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
          (i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

FINN HOLDING CORPORATION

By:	/s/ Mary Ann Sigler

Name:	Mary Ann Sigler
Title:	Vice-President

FINN MERGER CORPORATION

By:	/s/ Mary Ann Sigler

Name:	Mary Ann Sigler
Title:	Vice-President

AMERICAN COMMERCIAL LINES INC.

By:	/s/ Michael P. Ryan

Name:	Michael P. Ryan
Title:	President and Chief Executive Officer
[signature page to agreement and plan of merger]

EXHIBIT A
FORM OF VOTING AGREEMENT
See attached.

VOTING AGREEMENT
     This VOTING AGREEMENT (this “Agreement”), dated as of October 18, 2010, is entered into by and among the persons listed on Schedule I hereto (each, a “Stockholder” and collectively, the “Stockholders”), and Finn Holding Corporation, a Delaware corporation (“Parent”).
     WHEREAS, contemporaneously with the execution of this Agreement, Parent, Finn Merger Corporation, a Delaware corporation (“Merger Sub”), and American Commercial Lines Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing, among other things, for the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;
     WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, each of Parent and Merger Sub has required that the Stockholders agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement, including with respect to the voting of, their respective Covered Shares (as defined below) as described herein.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in this Section 1, or if no meaning is ascribed in this Section 1 or elsewhere in this Agreement, then such terms shall have the respective meanings ascribed to them in the Merger Agreement.
     “Additional Owned Shares” means all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by a Stockholder and are acquired after the date hereof and prior to the termination of this Agreement, including any shares of Company Common Stock or other equity securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise.
     “Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that the Company shall be deemed not to be an Affiliate of any Stockholder for purposes of this Agreement.
     “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act, including all securities as to which such Person has the right to acquire, without regard to the 60-day period set forth in such rule.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, as trustee or otherwise.
     “Covered Shares” means the Owned Shares and Additional Owned Shares.
     “Encumbrances” has the meaning assigned thereto in Section 5(a) hereof.
     “Owned Shares” means all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by a Stockholder as of the date hereof, each as set forth opposite such Stockholder’s name on Schedule I hereto.
     “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or other entity.
     “Term” has the meaning assigned thereto in Section 6 hereof.
     “Transfer” means, with respect to a security, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or the beneficial ownership thereof. As a verb, “Transfer” shall have a correlative meaning.
     2. Stockholder Vote.
     (a) Voting Agreement. During the Term, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, each Stockholder shall, with respect to the Covered Shares beneficially owned by such Stockholder, and shall cause any other holder of record of one or more Covered Shares beneficially owned by such Stockholder to, (i) appear at each such meeting, in person or by proxy, or otherwise cause such Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, such Covered Shares (A) in favor of adopting the Merger Agreement (for the purposes of this Section 2(a), as it may be modified or amended from time to time, unless such modification or amendment would constitute an Adverse Amendment), including the agreement of merger contained therein, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement, (B) in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting with respect to the Merger Agreement and the Merger, (C) against any Acquisition Proposal or any proposal relating to an Acquisition Proposal, (D) against any merger agreement or merger, acquisition, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, or any other extraordinary transaction involving the Company, in each case other than the Merger Agreement and the Merger, and (E) against any other proposal, action or agreement, in each case that would (1) prevent, impair, delay or otherwise adversely affect the transactions contemplated by the Merger Agreement or the consummation of the Merger, or (2) result in a breach in any material

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respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement. No Stockholder shall commit or agree to take any action inconsistent with the foregoing.
     (b) Irrevocable Proxy. Concurrently with the execution of this Agreement, each Stockholder agrees to execute and deliver, and to cause each other holder of record of one or more Covered Shared beneficially owned by such Stockholder and any Stockholder Controlled by such Stockholder to execute and deliver, to Parent an irrevocable proxy in the form attached as Exhibit A hereto (each, a “Proxy” and, collectively, the “Proxies”), each of which shall be irrevocable during the Term of this Agreement to the extent permitted by applicable law, covering all of the applicable Stockholder’s Covered Shares. The Stockholders hereby represent and warrant to Parent that any proxies heretofore given in respect of any Covered Shares are not irrevocable and that any such proxies are hereby revoked. The Stockholders hereby affirm that each of the Proxies is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of the applicable Stockholder under this Agreement. The Stockholders hereby further affirm that each Proxy is coupled with an interest and may under no circumstances be revoked, it being acknowledged and agreed however that each Proxy, by its terms, shall automatically and without any further action by any Person terminate and be of no further force and effect upon and after the termination of this Agreement. Parent (or its designee) agrees not to exercise the proxy granted in each Proxy for any purpose other than the purposes described in this Agreement. Each Stockholder hereby ratifies and confirms all that its irrevocable proxy may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. If for any reason its proxy granted herein is not irrevocable, each Stockholder agrees to vote its Covered Shares in accordance with Section 2(a) hereof.
     3. No Disposition or Solicitation.
     (a) No Disposition or Adverse Act. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, such Stockholder shall not (with respect to the Covered Shares beneficially owned by such Stockholder), and shall cause each other Stockholder Controlled by such Stockholder (with respect to the Covered Shares beneficially owned by such other Stockholder) not to, directly or indirectly (i) Transfer any or all of such Covered Shares or any interest therein without the prior written consent of Parent, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all of such Covered Shares or any interest therein, (iii) grant any proxy, power-of-attorney, right of first offer or refusal or other authorization or consent in or with respect to any or all of such Covered Shares (other than any such proxy, power-of-attorney, right of first offer or refusal or other authorization or consent that is not inconsistent and could not reasonably be expected to interfere in any manner with the voting obligations of such Stockholder contained in this Agreement or the Proxy granted to Parent by such Stockholder), or (iv) deposit any or all of such Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of such Covered Shares; provided that the foregoing shall not prohibit the Transfer by any Stockholder of any or all of the Covered Shares beneficially owned by such Stockholder or any interest therein to one or more of its Affiliates that, prior to such Transfer, executes and delivers to Parent a counterpart to this

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Agreement and a Proxy. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void.
     (b) Non-Solicitation. Each Stockholder hereby agrees that such Stockholder shall not, and shall cause its Representatives and each other Stockholder Controlled by such Stockholder not to, directly or indirectly: (i) solicit, initiate, propose, induce or encourage the making, submission or announcement of, or take actions that could reasonably be expected to encourage, facilitate or assist, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to encourage, knowingly facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or which may reasonably be expected to lead to an Acquisition Proposal; or (iv) enter into any letter of intent, memorandum of understanding or other Contract with respect to an Acquisition Transaction. Each Stockholder shall immediately cease or cause to be ceased any existing activities, discussions or negotiations conducted heretofore with respect to any Acquisition Proposal. Each Stockholder shall promptly (and, in any event, within forty-eight (48) hours) notify Parent after such Stockholder’s Representative receipt of an Acquisition Proposal (or any discussion, negotiation or inquiry with respect thereto) and the identity of the person making such Acquisition Proposal or inquiry. In addition, each Stockholder shall, on a current basis, inform Parent of the status and material terms and conditions of any such Acquisition Proposal or inquiry. Any violation of the foregoing restrictions by a Stockholder or any of its Representatives shall be deemed to be a material breach of this Agreement by such Stockholder.
     4. Additional Agreements.
     (a) Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company, (i) if it would result in the issuance to or acquisition by a Stockholder of Covered Shares, this Agreement and the obligations hereunder shall automatically attach to such Covered Shares and (ii) the Per Share Purchase Price (as defined below) shall be adjusted appropriately.
     (b) Waiver of Appraisal and Dissenters’ Rights and Actions. Each Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that such Stockholder may have and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any member of the Company Board or any of their respective successors, relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (x) challenging the validity of, seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby; provided

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that the foregoing covenants shall not be deemed a consent to or a waiver of any right of any Stockholder for any breach of this Agreement by Parent.
     (c) Disclosure. Unless required by applicable law, each Stockholder shall not, and shall cause its Representatives not to, make any press release, public announcement or other communication with respect to the business or affairs of the Company, Parent or Merger Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent. Each Stockholder hereby consents to and authorizes the publication and disclosure by Parent of Stockholder’s identity and holding of Covered Shares, and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, in any announcement or disclosure document required by the SEC.
     (d) No Inconsistent Agreement. Each Stockholder hereby covenants and agrees that, except for this Agreement and the Proxies, such Stockholder (a) has not entered into and shall not enter into at any time during the Term any voting agreement or voting trust, and has not granted and shall not grant at any time during the Term a proxy, consent or power of attorney, with respect to the Covered Shares beneficially owned by such Stockholder and (b) shall not knowingly take any action that would reasonably be expected to make any of such Stockholder’s representations and warranties contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling it from performing its material obligations under this Agreement.
     (e) Additional Owned Shares. Each Stockholder hereby agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number and description of any Additional Owned Shares.
     5. Representations and Warranties of Stockholder. Each Stockholder hereby represents and warrants to Parent as follows:
     (a) Title. Such Stockholder is the beneficial owner of the Owned Shares set forth opposite such Stockholder’s name on Schedule I hereto. Such Owned Shares constitute all of the capital stock and any other equity securities of the Company owned of record or beneficially by such Stockholder on the date hereof. Such Stockholder does not beneficially own, and does not have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Company Common Stock or any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or such other equity securities, in each case other than the Owned Shares set forth opposite such Stockholder’s name on Schedule I hereto. Such Stockholder has the sole power to vote and to direct the voting of, and the sole power to dispose and to direct the disposal of, the Owned Shares set forth opposite such Stockholder’s name on Schedule I hereto with no limitations, qualifications or restrictions on such powers, subject to applicable securities laws and the terms of this Agreement, and such Stockholder covenants to ensure that no such limitations, qualifications or restrictions arise as a result of any Encumbrances. Except as permitted by this Agreement, and except as disclosed in the Stockholders' Schedule 13D/A filed with the SEC on March 24, 2009, the Owned Shares set forth opposite such Stockholder’s name on Schedule I hereto and the certificates representing such shares, if any, are now, and at all times during the Term will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of any and all liens,

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pledges, claims, options, proxies, voting trusts or agreements, rights, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Owned Shares set forth opposite such Stockholder’s name on Schedule I hereto (other than as created by this Agreement) (collectively, “Encumbrances”).
     (b) Organization and Qualification. Such Stockholder is a legal organization duly organized and validly existing in good standing under the Laws of the jurisdiction of its organization indicated on Schedule I hereto.
     (c) Authority. Such Stockholder has all necessary power and authority and legal capacity to execute, deliver and perform all of Stockholder’s obligations under this Agreement, and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
     (d) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to general equity principles.
     (e) No Filings; No Conflict or Default. Except for filings under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions and the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby and the compliance by such Stockholder with the provisions hereof. None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to such Stockholder or any of such Stockholder’s properties or assets, or (iii) contravene or conflict with such Stockholder’s certificate of incorporation and bylaws or other organizational documents, in each case, except for any conflict, breach, default or violation described which would not adversely effect in any material respect the ability of such Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

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     (f) No Litigation. As of the date hereof, there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby. As of the date hereof, such Stockholder is not subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, settlement, award or other finding that would impair the ability of such Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.
     (g) Reliance. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.
     6. Termination. The term (the “Term”) of this Agreement and the Proxies granted pursuant hereto, with respect to any Stockholder, shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual agreement of Parent and such Stockholder, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms, and (iv) the date of any amendment to the terms of the Merger Agreement that reduces the amount, changes the form, or imposes any material restrictions or additional conditions on the receipt, of consideration payable in respect of each share of Company Common Stock in the Merger or that is otherwise adverse in any material respect to such Stockholder (any such amendment, an “Adverse Amendment”); provided that (A) nothing herein shall relieve any party hereto from liability for any breach of this Agreement and (B) Sections 6 and 8 shall survive any termination of this Agreement.
     7. Stock Purchase.
     (a) Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Stock Purchase Closing Date, if any, Parent shall cause Intermediate Holdco or its designee, to purchase, acquire and accept, from the Stockholders, and each Stockholder shall sell, convey, assign, transfer and deliver to Intermediate Holdco or its designee, all right, title and interest of such Stockholders in and to the Covered Shares, free and clear of all Liens (the “Stock Purchase”), for a purchase price per share of Company Common Stock equal to the amount of the Per Share Price minus $1.75 (the “Per Share Purchase Price”). For the purposes of this Section 7 hereof, the “Stock Purchase Closing Date” means the date, if any, that is the earlier of (i) the Closing Date, if on or prior to December 31, 2010 and (ii) such date as identified in a written notice delivered by Parent to the Stockholders no earlier than December 15, 2010, which date (in the case of this clause (ii) is no earlier than three (3) Business Days after the date of such notice and no later than December 31, 2010. For the purposes of this Agreement, any Covered Shares acquired by Parent in the Stock Purchase are referred to as the “Acquired Shares”.
     (b) Efforts. Parent and each of the Stockholders shall cooperate in all respects in doing all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Stock Purchase. Without limiting the foregoing, Parent, on the one hand, and the Stockholders, on the other hand,

7

shall (a) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within fourteen (14) calendar days following the execution and delivery of this Agreement, and (b) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by the other applicable Antitrust Laws in connection with the Stock Purchase. Each of Parent and the Stockholders shall (i) cooperate and coordinate with the other in the making of such filings; (ii) supply the other with any information that may be required in order to make such filings; (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws; and (iv) take all action reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws applicable to the Merger as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Stock Purchase as soon as reasonably practicable; provided, however, notwithstanding anything in this Agreement to the contrary, in no event shall Parent or Merger Sub (or any of their respective Affiliates) be required to offer or agree to sell or otherwise dispose of, or hold separate, agree to conduct, license or otherwise limit the use of any of the assets, categories of asset or businesses or other segments of the Company or Parent or either’s respective Subsidiaries or Affiliates or to agree to any other restriction or condition with respect thereto required or requested by a Governmental Authority, in each case to the extent that doing so would reasonably be expected to materially and adversely affect the operation of the business of the Company, Parent or either’s respective Subsidiaries or Affiliates. Each of Parent, on the one hand, and the Stockholders, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR or any other Antitrust Laws applicable to the Stock Purchase with respect to which any such filings have been made, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Subject to applicable Laws relating to the exchange of information, Parent and the Stockholders shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Stockholders or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Stock Purchase. In exercising the foregoing rights, each of the Stockholders and Parent shall act reasonably and as promptly as practicable.
     (c) Closing. If the Stock Purchase Closing Date occurs, the closing of the Stock Purchase (the “Stock Purchase Closing”) shall take place (x) on the Closing Date at the location of the Closing, effective immediately prior to the Effective Time or (y) if the Stock Purchase Closing Date is prior to the Closing Date, at 10:00 a.m. Eastern time on the Stock Purchase Closing Date at the offices of Latham & Watkins, LLP, 885 Third Avenue, New York, New York 10022. At the Stock Purchase Closing, (i) the Stockholders shall deliver certificates representing all of the Covered Shares, duly endorsed (or accompanied by a duly executed stock power) for transfer with signatures guaranteed (if applicable), Intermediate Holdco or its

8

designee and shall authorize the Company (or the Company’s transfer agent, if any) to record in the Company’s books and records the transfer to Intermediate Holdco or its designee of the Covered Shares; (ii) each Stockholder shall deliver to Parent a certificate of such Stockholder, validly executed for and on behalf of such Stockholder and in its name by a duly authorized officer thereof, certifying that all of the representations and warranties made in Section 5 hereof were true and correct in all respects as of the date of this Agreement and are true and correct in all material respects (other than the representations and warranties in Section 5(a) hereof, which shall be true in all respects) as of the Closing Date with the same force and effect as if made on and as of such date; (iii) in respect of each Covered Share sold, conveyed, assigned, transferred and delivered to Intermediate Holdco or its designee in accordance with this Agreement, Parent shall pay the Per Share Purchase Price in cash (by wire transfer of immediately available funds to an account specified in writing by the applicable Stockholder at least two (2) Business Days prior to the date of such closing) or by certified or official bank check; and (iv) each Stockholder shall take all actions Parent may request as necessary to vest in Intermediate Holdco or its designee record and beneficial ownership of all Covered Shares, free and clear of all Liens.
     (d) Each Stockholder agrees that, in the event that this Agreement is terminated and substantially concurrently therewith the Company enters into a definitive agreement in respect of a Superior Proposal, such Stockholder will promptly enter into an agreement with the party making such Superior Proposal providing that the per share consideration to be paid to such Stockholder in connection with the Acquisition Transaction contemplated by such Superior Proposal shall be $1.75 less (the “Consideration Differential”) than the per share consideration paid to other stockholders generally in such Acquisition Transaction so long as the purchase of such Stockholder’s shares in such Acquisition Transaction occurs on or before December 31, 2010. In the event the consideration in such transaction does not consist entirely of cash, then the Consideration Differential shall be determined in good faith by the Company and the Stockholders.
     (e) If (i) the Stock Purchase occurs, (ii) on or prior to January 15, 2011, in connection with a Superior Proposal, the Company terminates the Merger Agreement pursuant to Section 7.1(h) of the Merger Agreement and pays the Company Termination Fee to Parent in accordance with the Merger Agreement, and (iii) prior to the first anniversary of the Stock Purchase Closing Date, either (A) the applicable Acquisition Transaction is consummated or (B) prior to any withdrawal of, or termination of the definitive agreement with respect to, such Acquisition Transaction, Parent sells one or more Acquired Shares, then Parent, promptly upon receipt thereof, shall pay to each Stockholder one-half (50%) of Parent’s Profit (as hereinafter defined), if any, with respect to the Acquired Shares acquired from such Stockholder which Parent sells in such Acquisition Transaction or in the circumstances described in clause (B) above (collectively, the “Sold Shares”).
     (f) For purposes of Section 7(e) hereof:
     (i) “Profit” of Parent shall equal the aggregate consideration paid to Parent (in the Acquisition Transaction or other sale described in Section 7(e) hereof) in respect of Sold Shares (valuing any non-cash consideration at its fair market value as of the date of consummation) less the product obtained by multiplying (x) Per-Share Purchase Price by (y) the number of such Sold Shares.

9

     (ii) The fair market value of any non-cash consideration consisting of:
          (A) securities listed on a national securities exchange or traded on the Nasdaq Global Select Market or the Nasdaq Global Market of The Nasdaq Stock Market, Inc. (collectively, “Nasdaq Global Market”) shall be equal to the average of the closing prices per share of such security as reported on such exchange or Nasdaq Global Market for each of the five (5) trading days prior to the date of determination; and
          (B) non-cash consideration which is other than securities of the type specified in subclause (A) above shall be equal to the amount a reasonable, willing seller would pay a reasonable, willing buyer, taking into account the nature and terms of such property. In the event of a dispute as to the fair market value of such property, such disputed amount shall be determined, which determination shall be binding on all parties to this Agreement, by a nationally recognized independent investment banking firm mutually agreed upon by the parties within twenty (20) Business Days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within five (5) Business Days after the date of such event as to the investment banking firm, then Parent, on the one hand, and Stockholder, on the other hand, shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination, which determination shall be binding on all parties to this Agreement; provided, further, that the fees and expenses of such investment banking firm shall be borne 50% by Parent and 50% by Stockholder.
     (iii) In the event that the Company shall declare and pay a stock or extraordinary dividend or other distribution, or effect a stock split, reverse stock split, reclassification, reorganization, recapitalization, combination or other like change with respect to the Sold Shares, the calculations set forth in this Section 7(f) shall be adjusted to reflect fully such dividend, distribution, stock split, reclassification, reorganization, recapitalization, combination or other like change and the value of any such dividend, distribution, stock split, reclassification, reorganization, recapitalization, combination or other like change (including any residual interest in the Company whether represented by the Sold Shares or other securities of the Company to the extent that the Company has engaged in a spin-off, recapitalization or similar transaction) shall be considered in determining the Profit as provided in this Section 7(f), in each case, to the extent not previously adjusted pursuant to Section 4(a) hereof.
     (g) Any payment to the Stockholders under Section 7(e) hereof shall be made in the same form as the consideration received by Parent from the applicable Acquisition Transaction (and, if the consideration so received was in more than one form, then in the same proportion as the forms of consideration so received). Any payment to be made under Section 7(e) hereof (i) in cash, shall be paid by wire transfer of immediately available funds to an account specified in writing by the applicable Stockholder and (ii) in the form of securities or other property, shall be paid through delivery of the securities or other property received, suitably endorsed for transfer, and free and clear of any and all Liens (other than those imposed by, through or under the Acquisition Transaction or as required by law, as the case may be).

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     (h) If (i) the Stock Purchase occurs, and (ii) in connection with a Superior Proposal, the Company terminates the Merger Agreement pursuant to Section 7.1(h) of the Merger Agreement and pays the Company Termination Fee to Parent in accordance with the Merger Agreement, then (x) Parent will vote the Acquired Shares in favor of such Superior Proposal and/or tender such Acquired Shares in connection with the Acquisition Transaction contemplated such Superior Proposal and (y) Parent will enter into an agreement with the party making such Superior Proposal providing that the per share consideration to be paid to Parent with respect to the Acquired Shares in connection with the Acquisition Transaction contemplated by such Superior Proposal shall be $1.75 less (the “Consideration Differential”) than the per share consideration paid to other stockholders generally in such Acquisition Transaction so long as the purchase of such Acquired Shares in such Acquisition Transaction occurs on or before December 31, 2010. In the event the consideration in such transaction does not consist entirely of cash, then the Consideration Differential shall be determined in good faith by Parent and the Company.
     8. No Limitation. Nothing in this Agreement shall be construed to prohibit any Stockholder or any of such Stockholder’s Representatives who is an officer or member of the Company Board from taking any action in his or her capacity as an officer or member of the Company Board or from taking any action as an officer or member of the Company Board in accordance with the terms of the Merger Agreement and applicable Delaware Law. For purposes of this Section 8, the term “Representative,” when used in respect of a Stockholder, shall be deemed to include any member of the Company Board designated by such Stockholder or its Affiliates.
     9. Miscellaneous.
     (a) Entire Agreement. This Agreement (together with Schedule I and Exhibit A) and the Proxies constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
     (b) Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereby. At the other party’s reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. Without limiting the foregoing, each Stockholder shall execute and deliver to Parent and any of its designees any additional proxies, including with respect to Additional Owned Shares, reasonably requested by Parent in furtherance of this Agreement.
     (c) No Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Stockholders holding a majority of the Owned Shares (in the case of any assignment by Parent) or Parent (in the case of an assignment by a Stockholder); provided that Parent may assign its rights and obligations hereunder to Merger Sub

11

or any other Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder.
     (d) Amendments. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of Parent and each Stockholder; provided that Parent and the Stockholders may not amend (i) Section 7(d) hereof, (ii) in any manner that would allow Parent to deliver the notice contemplated thereby prior to December 15, 2010, Section 7(a) hereof or (iii) with respect to the provisions described in the immediately preceding clauses (i) and (ii), this Section 9(d) or Section 9(i) hereof (collectively, the “Company Beneficiary Provisions”), in each case, without the Company’s consent (not unreasonably to withheld).
     (e) Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:
If to a Stockholder:
At the address and facsimile number set forth on Schedule I hereto.
Copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606
Attention: Peter Krupp, Esq.
Facsimile No.: (312) 827-9322
If to Parent:
Finn Holding Corporation
c/o Platinum Equity, LLC
52 Vanderbilt Avenue
New York, NY 10017
Attention: Louis Samson
Facsimile No.: (212) 905-0011
Copy to:
Finn Holding Corporation
c/o Platinum Equity, LLC
360 North Crescent Drive, South Building
Beverly Hills, CA 90210

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Attention: Eva M. Kalawski
Facsimile No.: (310) 712-1863
and
Latham & Watkins LLP
555 11th Street, N.W.
Suite 1000
Washington, DC 20004
Attention: David I. Brown, Esq.
Facsimile No.: (202) 637-2201
or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above.
     (f) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     (g) Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
     (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with such party’s obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.
     (i) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except in each case for Merger Sub, which is an intended third party beneficiary of, and shall be entitled to enforce, this Agreement, and the Company, which is an intended third party beneficiary of, and shall be entitled to enforce, the Company Beneficiary Provisions.
     (j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving regard to any principles of

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conflicts of law thereof to the extent they would result in the application of the laws of another jurisdiction.
     (k) Submission to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement for and on behalf of itself or any of its properties or assets, in accordance with this Section 9(k) or in such other manner as may be permitted by applicable law, and nothing in this Section 9(k) shall affect the right of any party to serve legal process in any other manner permitted by applicable law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
     (l) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF A STOCKHOLDER, PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.
     (m) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled, without posting any bond or other undertaking, to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
     (n) Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such

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words or words of like import. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear.
     (o) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.
     (p) Expenses. Except as otherwise provided herein, each party hereto shall pay such party’s own expenses incurred in connection with this Agreement.
     (q) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.
[Signature page follows.]

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     IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:
FINN HOLDING CORPORATION

By:

Name:
Title:

STOCKHOLDERS:
GVI HOLDINGS, INC.

By:

Name:
Title:

GAMI INVESTMENTS, INC.

By:

Name:
Title:

HY I INVESTMENTS, L.L.C.

By:

Name:
Title:

SZ INVESTMENTS, L.L.C.

By:

Name:
Title:

EGI-FUND (05-07) INVESTORS, L.L.C.

By:

Name:
Title:

EGI-FUND (08-10) INVESTORS, L.L.C.

By:

Name:
Title:

SCHEDULE I

		Number of Shares of
		Company Common
	Jurisdiction of	Stock Beneficially
Name of each Stockholder	Organization	Owned
GVI Holdings, Inc.	Delaware	1,329,270
GAMI Investments, Inc.	Delaware	34,882
HY I Investments, L.L.C.	Delaware	440,537
SZ Investments, L.L.C.	Delaware	692,754
EGI-Fund (05-07) Investors, L.L.C.	Delaware	393,281
EGI-Fund (08-10) Investors, L.L.C.	Delaware	343,750
Unless otherwise provided to Parent in accordance with Section 9(e) of this Agreement, the address and facsimile number of each Stockholder is: c/o Equity Group Investments, L.L.C., 2 N. Riverside Plaza, Suite 600, Chicago, IL 60606; Attention: Jon Wasserman, Philip Tinkler; Facsimile No.: (312) 559-1280.

EXHIBIT A
FORM OF IRREVOCABLE PROXY
     The undersigned stockholder (“Stockholder”) of American Commercial Lines Inc., a Delaware corporation (the “Company”), hereby (i) irrevocably grants to, and appoints, Finn Holding Corporation, a Delaware corporation (“Parent”), and any Person designated in writing by Parent, and each of them individually, Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote all of the Covered Shares or grant a written consent or approval in respect of the Covered Shares, in accordance with the terms of this Proxy and (ii) revokes any and all proxies heretofore given in respect of the Covered Shares.
     This Proxy is granted pursuant to that certain Voting Agreement, dated as of the date hereof, by and among Parent, the Company, Stockholder and certain other stockholders of the Company (the “Voting Agreement”). For the purposes of this Proxy, “Covered Shares” means (i) all shares of common stock, par value $0.01 per share of the Company (“Company Common Stock”) and any other equity securities of the Company which are beneficially owned by Stockholder as of the date hereof and (ii) all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by Stockholder and are acquired after the date hereof and prior to the termination of the Voting Agreement. The Covered Shares as of the date hereof are set forth on the signature page hereof.
     Stockholder hereby affirms that the irrevocable proxy set forth in this Proxy is given in connection with the execution of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Parent, Finn Merger Corporation, a Delaware corporation (“Merger Sub”), and the Company, providing, among other things, for the merger of Merger Sub with and into the Company, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under the Voting Agreement. Stockholder hereby further affirms that the irrevocable proxy set forth in this Proxy is coupled with an interest and may under no circumstances be revoked during the Term of the Voting Agreement, it being acknowledged however that this Proxy, by its terms, shall automatically and without any further action by any Person terminate and be of no further force and effect upon and after the termination of the Voting Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, this Proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.
     The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned at any time after the date hereof and prior to the termination of the Voting Agreement with respect to the undersigned to act as the undersigned’s attorney-in-fact and proxy to vote the Covered Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Covered Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of the stockholders of the Company and in every action by written consent in lieu of such a meeting:

(A)	in favor of adopting the Merger Agreement (for the purposes of this Proxy, as it may be modified or amended from time to time, unless such modification or amendment would constitute an Adverse Amendment), including the agreement of merger contained therein, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement;
(B)	in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting with respect to the Merger Agreement and the Merger;
(C)	against any Acquisition Proposal (as defined in the Merger Agreement) or any proposal relating to an Acquisition Proposal;
(D)	against any merger agreement or merger, acquisition, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, or any other extraordinary transaction involving the Company, in each case other than the Merger Agreement and the Merger; and
(E)	against any other proposal, action or agreement, in each case that would (1) prevent, impair, delay or otherwise adversely affect the transactions contemplated by the Merger Agreement or the consummation of the Merger, or (2) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement.
     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. This Proxy shall automatically and without any further action by any Person terminate and be of no further force and effect upon and after the termination of the Voting Agreement.
[Signature page follows.]

Dated: [________]

Name:	[STOCKHOLDER]

Address

Shares:

[Signature Page to Proxy]

EXHIBIT B
FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AMERICAN COMMERCIAL LINES INC.
     FIRST: The name of the Corporation is AMERICAN COMMERCIAL LINES INC.
     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000), consisting of one thousand (1,000) shares of common stock, $0.01 par value per share.
     FIFTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The exact number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws of the Corporation (the “Bylaws”).
     SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
     (a) to adopt, repeal, rescind, alter or amend in any respect the Bylaws, and to confer in the Bylaws powers and authorities upon the directors of the Corporation in addition to the powers and authorities expressly conferred upon them by statute;
     (b) from time to time to set apart out of any funds or assets of the Corporation available for dividends an amount or amounts to be reserved as working capital or for any other lawful purpose and to abolish any reserve so created and to determine whether any, and, if any, what part, of the surplus of the Corporation or its net profits applicable to dividends shall be declared in dividends and paid to its stockholders, and all rights of the holders of stock of the Corporation in respect of dividends shall be subject to the power of the Board of Directors so to do;
     (c) subject to the laws of the State of Delaware, from time to time to sell, lease or otherwise dispose of any part or parts of the properties of the

    Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best; and
     (d) in addition to the powers and authorities hereinbefore and by the laws of the State of Delaware conferred upon the Board of Directors, to execute all such powers and to do all acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the express provisions of said laws, of the Certificate of Incorporation of the Corporation and its Bylaws.
     SEVENTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws provide. The books of Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.
     EIGHTH: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.
     NINTH: The Corporation is to have perpetual existence.
     TENTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction for which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Corporation Law. No amendment to or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or appeal.
     ELEVENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any

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Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

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